Execution Version	Exhibit 10.1
Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
COLLABORATION AND LICENSE AGREEMENT
     This COLLABORATION AND LICENSE AGREEMENT (this “Agreement”), effective as of July 16, 2007 (the “Effective Date”), is made by and between Edison Pharmaceuticals, Inc., a Delaware corporation, having a principal place of business at 5941 Optical Court, Suite 228, San Jose, CA 95138 (“Edison”), and Penwest Pharmaceuticals Co., a Washington corporation, having a principal place of business at 39 Old Ridgebury Road, Suite 11, Danbury, CT 06810-5120 (“Penwest”).
BACKGROUND
     WHEREAS, Edison has expertise in the discovery and optimization of pharmaceutical compounds;
     WHEREAS, Penwest is in the business of developing and commercializing pharmaceutical products;
     WHEREAS, Penwest and Edison are interested in collaborating on activities relating to A0001, the Future Compound and, if applicable, Replacement Compounds (as each of such terms are defined below), and in providing Penwest the opportunity to develop and commercialize such compounds as potential pharmaceutical products, subject to and in accordance with the terms and conditions of this Agreement.
     NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth in this Agreement, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     As used herein, the following terms shall have the meanings set forth below:
     1.1 “A0001” shall mean the Compound known as EPI-A0001 [**] having a structure as attached hereto in Schedule 1.1, together with (a) all known metabolites thereof, (b) all Compounds resulting from [**], and (c) any other Compounds within [**] therefor, each of the foregoing as may be more fully described on Schedule 1.1.
     1.2 “Activity” shall mean activity of a Compound that meets certain concentration parameters, half life, pharmacological stability, oral bioavailability, preliminary toxicity panel and other efficacy criteria set forth on Schedule 1.2, as such criteria may be modified by the GOC from time to time in accordance with Section 3.1.2.
     1.3 “Affiliate” shall mean any Person controlled by, controlling, or under common control with a Party. For the purpose of this Section 1.3 only, “control” shall refer to (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities or other ownership interest of a Person.

     1.4 “Change in Control Event” shall mean, with respect to Edison, (a) the acquisition by any Person of beneficial ownership of any capital stock of Edison if, after such acquisition, such Person beneficially owns fifty percent (50%) or more of the voting securities of Edison, or (b) any acquisition by any Person pursuant to the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving Edison or a sale or other disposition of all or substantially all of the assets of Edison (“Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of Edison’s voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting securities of the resulting or acquiring entity in such Business Combination in substantially the same proportions as their ownership of Edison’s voting securities immediately prior to such Business Combination.
     1.5 “Collaboration” shall mean all discovery, research and/or development activities of the Parties under this Agreement during the Collaboration Term.
     1.6 “Collaboration IP” shall mean Collaboration Patents and Collaboration Know-how.
     1.7 “Collaboration Know-how” shall mean Know-how that is developed by a Party, its Affiliates and/or Sublicensees, as the case may be, either by itself or jointly with Third Parties, or the other Party or such other Party’s Affiliates and/or Sublicensees, during and in the performance of the Collaboration.
     1.8 “Collaboration Patent” shall mean any Patent that claims any patentable inventions invented by a Party, its Affiliates and/or Sublicensees, as the case may be, either by itself or jointly with Third Parties, or the other Party, such other Party’s Affiliates and/or Sublicensees or any Third Party, during and in the performance of the Collaboration.
     1.9 “Collaboration Term” shall mean the period commencing on the Effective Date and ending upon the completion or earlier termination of both Parties’ obligations under the Development Plan (as amended and updated from time to time in accordance with this Agreement).
     1.10 “Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, the use of efforts and resources commonly used by such Party with its other programs, compounds and pharmaceutical products of similar commercial potential at a similar stage in its product life, but no less than active commitment of efforts and resources (financial and otherwise) consistent with those normally applied in the pharmaceutical industry to accomplish a similar objective under similar circumstances for programs and products of similar commercial potential at a similar stage in its product development, which may include, subject to the last sentence of this Section 1.10, competitiveness of the marketplace, the patent and other proprietary position of the product, the regulatory structure involved and the profitability of the applicable product. Commercially Reasonable Efforts shall require the applicable Party to promptly assign responsibilities for activities for which it is responsible to specific employee(s) who are held accountable for the progress, monitoring and completion of such activities.

     1.11 “Compound” shall mean a unique chemical structure with a molecular weight of less than 1,500 daltons (that is not a nucleic acid, polypeptide, protein, antibody or fragment(s) of an antibody), in each case, that is either of natural origin, expressed by recombinant methodology or chemically synthesized and together with prodrugs, metabolites, enantiomers, polymorphs, salt forms, racemates, intermediates, including synthetic intermediates, and isomers thereof, diastereomers and tautomers, solvates, hydrates, esters, geometric isomers, positional isomers and degradation products.
     1.12 “Confidential Information” as to a Party, shall mean all Know-how and other information, including, proprietary information and materials (whether or not patentable) regarding such Party’s technology, products, business information or objectives, that is designated as “confidential” in writing by such Party at the time of initial disclosure to the other Party, whether by letter or the use of an appropriate stamp or legend. Notwithstanding the foregoing to the contrary, materials, know-how or other information that is disclosed by a Party orally, electronically, visually or by inspection of intangible objects, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information of such Party (a) for thirty (30) days after its disclosure and thereafter shall remain Confidential Information only if within such thirty (30) day period after such disclosure the disclosing Party delivers to the other Party a written document or documents describing the materials, know-how or other information and referencing the place and date of such oral, visual, electronic or written disclosure and the names of the persons to whom such disclosure was made, or (b) such information is of the type that is customarily considered to be confidential information in the industry in which such Party operates.
     1.13 “Controls” or “Controlled” shall mean possession of the ability to grant licenses or sublicenses pursuant to this Agreement without violating the terms of any agreement or other arrangement with, or the rights of, any Third Party.
     1.14 “Development Plan” shall mean the plan established, modified and updated by the Parties and the GOC in accordance with Section 2.1.2 for the performance of each Party’s activities under the Collaboration, including a timeline and budget for the activities to be performed thereunder.
     1.15 “Early Success Candidate” or “ESC” shall mean a Compound which has, or is believed by Edison to have, Activity in the Target Field.
     1.16 “Edison IP” shall mean Edison Patents and Edison Know-how.
     1.17 “Edison Know-how” shall mean Know-how Controlled by Edison that is reasonably necessary for the nonclinical development, clinical development and/or commercialization of a Specified Compound or Product in accordance with this Agreement, excluding Collaboration Know-how.
     1.18 “Edison Patents” shall mean Patents Controlled by Edison that are reasonably necessary for the discovery, research, development and/or commercialization of a Specified Compound or Product in accordance with this Agreement, including without limitation the Patents listed on Schedule 1.18 hereof, but excluding Collaboration Patents.

     1.19 “Edison Product” shall mean a pharmaceutical product comprising or containing any (a) Rejected Compound which is rejected by Penwest during the Initial Funding Period in accordance with Section 2.3.3 or (b) Terminated Compound(s).
     1.20 “Exclusivity Period” shall mean the period of the Initial Funding Period together with each Exclusivity Extension Period, if any, pursuant to Section 5.2.2.
     1.21 “Executive Officers” shall mean the Chief Executive Officer of Penwest and the Chief Executive Officer of Edison or such other senior executive officer of a Party with the requisite decision making authority as may be substituted from time to time upon the giving of written notice to the other Party.
     1.22 “FDA” shall mean the U.S. Food and Drug Administration, or any successor agency thereto.
     1.23 “Field” shall mean the treatment or prophylaxis of all diseases and conditions in humans including all indications in the Non-Orphan Field and the Target Field.
     1.24 “First Commercial Sale” shall mean, with respect to a Royalty-Bearing Product in any country, the first sale for use or consumption by the general public of such Royalty-Bearing Product in such country. Sales for test marketing, clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale. For purposes of the foregoing, “compassionate use” means treatment use of an investigational new drug (as described in 21 CFR §312.34) or emergency use of an investigational new drug (as described in 21 CFR §312.36), or such similar use exemption from the need for formal regulatory approval in the applicable jurisdiction outside of the United States.
     1.25 “FTE” (Full Time Equivalent) shall mean (i) each Edison chemist, scientist or technical support person with sufficient scientific expertise to perform his/her duties dedicated full-time to activities under the Collaboration; or (ii) in the case of persons who are less than full-time, the equivalent of the work of one (1) Edison chemist, scientist or technical support person with sufficient scientific expertise to perform his/her duties, based upon a total of [**] hours per year of work, directly related to the Collaboration, including scientific managerial activities primarily related to the Collaboration. For clarity, in no event shall any individual Edison chemist, scientist or technical support person be considered more than a single FTE for any accounting period.
     1.26 “FTE Rate” shall mean [**] U.S. Dollars ($[**]) per FTE with respect to activities performed by Edison pursuant to the Research Program during calendar year 2007 and [**] U.S. Dollars ($[**]) per FTE with respect to such activities performed by Edison during calendar year 2008; provided that beginning with the calendar year 2009, Edison shall have the right to increase the FTE Rate once per year by the percentage increase, if any, in the Consumer Price Index, for All Urban Consumers for the San Francisco Bay Area, as published by the U.S. Department of Labor, Bureau of Labor Statistics (1982-1984=100) since the last such increase (or in the case of the first such increase, January 1, 2008) and such increase shall be effective on a going-forward basis for activities performed by Edison pursuant to the Research Program until so further modified.

     1.27 “Future Compound(s)” shall mean the ESC which has been designated by Penwest for further development and commercialization pursuant to Section 2.3.3, together with other Compounds within the markush group therefor.
     1.28 “General Operating Committee” or “GOC” shall mean the entity organized under Section 3.1.1.
     1.29 “Good Laboratory Practices” or “GLP” shall mean the then-current good laboratory practices for pharmaceuticals as described in regulations promulgated by applicable Regulatory Authorities (including those as more fully defined in 21 C.F.R. Part 58).
     1.30 “Good Manufacturing Practices” or “GMP” shall mean the then-current good manufacturing practices for pharmaceuticals as described in regulations promulgated by applicable Regulatory Authorities (including those more fully defined in 21 C.F.R. Parts 210 and 211).
     1.31 “IND” shall mean any application submitted to a Regulatory Authority to initiate human clinical trials, including (a) an Investigational New Drug application (as more fully defined in 21 C.F.R. §312.3) or any successor application or procedure filed with the FDA, (b) except where otherwise specifically provided in this Agreement, any foreign equivalent of a United States IND, and (c) all supplements and amendments that may be filed with respect to the foregoing.
     1.32 “Know-how” shall mean any and all proprietary ideas, inventions, data, know-how, instructions, processes, formulas, materials, expert opinion, technology or other information, whether or not patentable.
     1.33 “Law” shall mean, individually and collectively, any and all laws, ordinances, orders, rules, rulings, directives and regulations of any kind whatsoever of any governmental or regulatory authority within the applicable jurisdiction.
     1.34 “Major Market” shall mean any and all of the following: France, Germany, Italy, Japan, United Kingdom and the United States.
     1.35 “Management Steering Committee” or “MSC” shall mean the entity organized under Section 3.2.1.
     1.36 “NDA” shall mean an application submitted to a Regulatory Authority for marketing approval of a product, including (a) a New Drug Application (as defined in 21 C.F.R. §314.50 et. seq.) or Product License Application (as defined in 21 C.F.R. §601.2) filed with the FDA or any successor applications or procedures, (b) except where otherwise specifically provided in this Agreement, any foreign equivalent of a United States NDA or Product License Application, and (c) all supplements and amendments that may be filed with respect to the foregoing.
     1.37 “Net Sales” shall mean, with respect to any Royalty-Bearing Product, gross amounts invoiced on sales to Third Parties in bona fide, arm’s-length transactions, less the following types of deductions:

          (a) Normal and customary trade and quantity discounts with respect to sales of such Royalty-Bearing Product;
          (b) Amounts repaid or credited by reason of defects, rejection, recalls, returns, rebates and allowances of goods, or because of retroactive price reductions specifically identifiable to such Royalty-Bearing Product;
          (c) Governmental rebates, such as Medicaid chargebacks or rebates, and retroactive price reductions or allowances actually allowed or granted from the invoiced amount;
          (d) Tariffs, duties, excise, sales, value-added, and other taxes (other than taxes based on income) included in the invoiced amount;
          (e) Cash discounts for timely payment actually allowed and properly taken directly with respect to sales of such Royalty-Bearing Product;
          (f) Delayed ship order credits actually allowed and properly taken directly with respect to sales of such Royalty-Bearing Product;
          (g) Discounts pursuant to indigent patient programs and patient discount programs, including coupon discounts specifically identifiable to such Royalty-Bearing Product;
          (h) All freight, postage and insurance included in the invoiced amounts;
          (i) Amounts repaid or credited for uncollectible amounts on previously sold units of such Royalty-Bearing Product;
          (j) Commercially reasonable and customary fees paid to wholesalers, resellers and similar Persons in the distribution chain other than sales representatives; and
          (k) Warehousing costs specifically identifiable to such Royalty-Bearing Product, all as determined in accordance with generally accepted accounting principles, consistently applied. Sales of Royalty Bearing Products for post-approval clinical studies and disposition of samples in customary quantities shall not be included in the calculation of Net Sales; provided such Royalty Bearing Products are sold at or below cost. In the case of any sale or other disposal of a Royalty-Bearing Product between or among a Party and its Affiliates and Sublicensees for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the transfer thereafter to a Third Party.
          In the case of any transfer for value, such as barter or countertrade, of any Royalty-Bearing Product, or part thereof, otherwise than in an arm’s-length transaction exclusively for money, Net Sales shall be calculated as above on the fair market value of the non-cash consideration received as agreed by the Parties.
          In the event that the Royalty-Bearing Product is sold in a finished dosage form in combination with one or more other active ingredients which are not themselves Specified

Compounds, Terminated Compounds or Rejected Compounds, as applicable (a “Combination Product”), the Net Sales of the Royalty-Bearing Product, for the purpose of determining royalty payments, shall be determined by multiplying the Net Sales (as defined above in this Section 1.37) of the Combination Product by the fraction A/(A+B), where A is the weighted (by sales volume) average sales price in a particular country of such Specified Compound, Terminated Compound or Rejected Compound when sold separately in finished form and B is the weighted average sales price in that country of the other active ingredient(s) sold separately in finished form. In the event that such average sales price cannot be determined for both the Royalty-Bearing Product and the other product(s) in combination as set forth in the previous sentence, Net Sales for purposes of determining royalty payments shall be agreed by the Parties based on the relative value contributed by each active ingredient, and such agreement shall not be unreasonably withheld; provided that, if the Parties are unable to agree on the Net Sales in such a case, the dispute shall be submitted to arbitration in accordance with Section 15.17.
     1.38 “Non-Orphan Field” shall mean the treatment of any indication that is not a rare disease or condition, as defined in 21 U.S.C. 360bb of the U.S. Federal Food, Drug and Cosmetic Act, as in effect from time to time.
     1.39 “Party” shall mean Edison or Penwest, as applicable. “Parties” shall mean Edison and Penwest.
     1.40 “Patent” shall mean any of the following, whether existing now or in the future anywhere in the world: (a) any issued and unexpired letters patent, including any extension, registration, confirmation, reissue, re-examination or renewal thereof; (b) any pending applications for letters patent for any of the foregoing, including any continuation, divisional, substitution, continuation-in-part, provisional and converted provisional applications; and (c) foreign counterparts of any of the foregoing.
     1.41 “Penwest IP” shall mean Patents and Know-How Controlled by Penwest which, in the absence of a license to such Patents and Know-How, would be infringed or violated by Edison’s performance of its obligations under the Development Plan hereunder, excluding Collaboration IP.
     1.42 “Person” shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.
     1.43 “Phase IIa Study” shall mean, with respect to the United States, any human clinical trial conducted in patients with the disease or condition of interest for the purpose of studying the pharmacokinetic or pharmacodynamic properties and preliminary assessment of safety of the drug being studied over a measured dose response as described under 21 C.F.R. § 312.21(b), or, with respect to a jurisdiction other than the United States, a similar clinical study.
     1.44 “Phase IIb Study” shall mean, with respect to the United States, any human clinical trial conducted in the specific patient population with the disease or condition of interest intended to be studied in a Pivotal Study for the purpose of preliminary assessment of safety and efficacy, and selection of the dose regime(s) to be studied in a Pivotal Study as described under

21 CFR Section 312.21(b), and that if the defined end-points are met, is sufficient to allow the initiation of a Pivotal Study, or, with respect to a jurisdiction other than the United States, a similar clinical study.
     1.45 “Pivotal Study” shall mean any human clinical trial conducted in patients, the results of which, if the study endpoints are met, are intended to be submitted as part of an NDA as statistically significant data in support of the Product’s safety and efficacy for the intended therapeutic indication.
     1.46 “Product” shall mean a pharmaceutical product comprising or containing any Specified Compound(s). For avoidance of doubt, Product shall include any Combination Product and where applicable any formulation, delivery device, dispensing device or packaging required for effective use of the Product.
     1.47 “Regulatory Approval” shall mean, with respect to a Royalty-Bearing Product in a particular jurisdiction, any and all approvals (including price reimbursement approvals), licenses, registrations, or authorizations of any Regulatory Authority, necessary for the marketing or sale of such Royalty-Bearing Product in such jurisdiction.
     1.48 “Regulatory Authority” shall mean any federal, national, multinational, state, provincial or local regulatory authority agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, import, export, promotion, marketing and sale of a therapeutic product in a country, including the FDA, European Medicines Evaluation Agency and the Ministry of Health, Labor and Welfare in Japan.
     1.49 “Regulatory Filings” shall mean any filing or application with any Regulatory Authority with respect to a pharmaceutical product, including INDs and Regulatory Approvals, and all correspondence with the relevant Regulatory Authorities, as well as minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority, in each case with respect to a Product.
     1.50 “Replacement Compound” shall mean any Compound which is selected by Penwest pursuant to the provisions of Section 2.3.4, together with (a) all known metabolites thereof, (b) all Compounds resulting from standard medicinal chemical optimizing practices to enhance ADME (Absorption, Distribution, Metabolism and Excretion) properties of such Compound, including without limitation esters, prodrugs, salts, and non-covalent derivatives thereof, and (c) any other Compounds within the markush group therefor.
     1.51 “Required Third Party Payments” shall mean payments to a Third Party (including license fees, milestone payments and royalties) in consideration of a license under such Third Party’s Patents claiming the composition of matter of any Specified Compound if, in the absence of such license, Penwest’s exercise of its licenses under the Edison IP or Collaboration IP would infringe such Third Party’s Patents (collectively, “Required Third Party Patents”).
     1.52 “Research Funding Amount” shall mean the aggregate amounts as set forth in Section 5.2.1 to fund the Research Program during the Research Funding Period.

     1.53 “Research Funding Period” means the period during which Penwest provides research funding to Edison pursuant to Section 5.2, comprised of the initial eighteen (18) months after the Effective Date (the “Initial Funding Period”) and, at the election of Penwest under Section 5.2.2, any Research Extension Period(s), up to an additional eighteen (18) months thereafter.
     1.54 “Research Program” shall mean the program to discover or otherwise identify, synthesize and optimize Compounds that have Activity for applications in the Target Field and to optimize Specified Compounds for pharmaceutical development, each in accordance with the Development Plan.
     1.55 “Responsible Party” shall mean, with respect to a Patent, the Party responsible for prosecution and maintenance of such Patent, as set forth in Sections 9.4.1, 9.4.2, 9.4.3(a) and 9.4.3(b), as the case may be.
     1.56 “Royalty-Bearing Product” shall mean (a) with respect to Penwest or its Affiliates or Sublicensees, any Product, and (b) with respect to Edison or its Affiliates or Sublicensees, any Edison Product.
     1.57 “Specified Compound(s)” shall mean (a) A0001, (b) the Future Compound, and (c) any Replacement Compounds.
     1.58 “Sublicensee” shall mean, as to each Party, a Third Party that has been granted sublicense rights under the license granted to such Party hereunder.
     1.59 “Target Field” shall mean the treatment of inherited mitochondrial diseases of the cellular respiratory chain that satisfy the FDA’s requirements for orphan product designation (as defined in 21 C.F.R part 316).
     1.60 “Territory” shall mean worldwide.
     1.61 “Third Party” shall mean any Person other than Penwest, Edison, or their respective Affiliates.
     1.62 “Valid Claim” shall mean a claim of an issued, unexpired patent or a claim of a pending patent application which has not lapsed or become abandoned, been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or un-appealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise. Notwithstanding the foregoing, if a claim of a pending patent application within the Collaboration Patents or Edison Patents has not issued as a claim of an issued patent within the Collaboration Patents or Edison Patents, within [**] years after the filing date from which such claim takes priority, such pending claim shall not be a Valid Claim for purposes of this Agreement until issued.
     1.63 Additional Definitions. Each of the following definitions shall have the meanings defined in the corresponding sections of this Agreement indicated below:

Definition	Section	Definition	Section

Adverse Drug Reaction	2.4.2(b)	JAMS	15.7.2

Agreement Wind-Down Period	14.4.1(g)	Manufacturing Technology	2.2.3(a)

API	2.2.3(a)	Minimum ESC Requirement	2.2.2

Archetypal Plan	2.1.2(b)	Net Income

Bankruptcy Code	4.7	Non-Breaching Party	14.2.2

Breaching Party	14.2.2	Notice of Abandonment	9.4.4

Co-Chair	3.1.3	Penwest Indemnitees	13.1

Commercialization Update	2.5.2	Post-Funding Activities	2.2.2

Development Criteria	2.2.1(b)	Promissory Note	5.3

Disclosing Party	10.1.1	Pursuing Party	9.6.2

Initial Development Plan	2.1.2(a)	Receiving Party	10.1.1

Edison Indemnitees	13.2	Rejected Compound	2.3.3

Exclusivity Extension Period	5.2.2	Replacement Compound	2.3.4

Failed Compound	6.2	Representatives	10.1.1

Force Majeure	15.9	Required Third Party Patents	1.51

Foundation	4.6	Research Extension Period	5.2.2

Foundation Opportunity	4.6	Secondary Compound	6.2

Foundation Opportunity Compound	4.6	Taxes	8.4

Generic Competition	7.1.3	Term	14.1

Infringing Product	9.6.3	Terminated Compound	14.2

Initial Development Plan	2.1.2(a)	Termination Notice	14.2

Initial Funding Period	1.53	United States Dollar or US$	8.1

		Unreimbursed Edison Costs	4.6

     1.64 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Schedules mean the particular Articles, Sections or Schedules to this Agreement and references to this Agreement include all Schedules hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Schedules); (e) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;” (f) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; and (i) references to any specific Law (including any article, section or other division thereof) shall be deemed to include the then-current amendments thereto or any replacement Law thereof.
ARTICLE 2
PERFORMANCE OF THE COLLABORATION
     2.1 Collaboration.
          2.1.1 General. During the Collaboration Term and subject to the oversight and review of the GOC, each Party shall:
               (a) undertake an interactive, cooperative role in the Collaboration with the other Party as set forth in this Agreement and the applicable Development Plan, and such other activities which, from time to time, the GOC decides are necessary for the continuing success of the Collaboration, with the objective of identifying novel Specified Compounds suitable for development and commercialization as Products, and of developing Products;
               (b) conduct the Collaboration in good scientific manner, and in compliance in all material respects with all requirements of applicable Laws, including GLP and GMP; and
               (c) use Commercially Reasonable Efforts to achieve the milestones set forth in the Development Plan within the timeframes, if any, set forth in the Development Plan.
          2.1.2 Development Plan. All activities of the Parties under the Collaboration shall be carried out in accordance with a Development Plan.
               (a) The initial Development Plan is attached hereto as Schedule 2.1A (the “Initial Development Plan”) and, unless otherwise agreed, shall govern (i) Edison’s performance of the Research Program during the period from the Effective Date through end of calendar year 2008 and provide guidance over general strategy and tactics for the Research Program during the Research Funding Period, and (ii) Penwest’s development of A0001 and the associated Product in the Field during the period from the Effective Date through end of calendar year 2008 and provide guidance over general strategy and tactics for such development during the remainder of the development of A0001 and the associated Product in the Field.
               (b) Promptly after designation of the Future Compound pursuant to Section 2.3.3, Penwest shall propose an addendum to the Development Plan, together with budgets and timelines for activities, for the development of such Future Compound and Products containing such Future Compound in the Field, each such amendment and any updates and modifications thereto to be consistent with the development proposal set forth in Schedule 2.1B (the “Archetypal Plan”).
               (c) Beginning with calendar year 2007 following the Effective Date and during the Research Funding Period, Edison shall propose an update to the Development Plan with respect to its activities under the Development Plan for the upcoming calendar year, together with timelines for activities, to the GOC on or before October 31 of each year, in each case consistent with the funding therefor in Section 5.2. Likewise, beginning with calendar year 2007 following the Effective Date and until completion of all development activities with respect to the Product(s), Penwest shall propose an update to the Development Plan with respect to its activities under the Development Plan for the upcoming calendar year, together with timelines for activities, to the GOC on or before October 31 of each year. The GOC shall promptly review each such proposed update and provide comments to the proposing Party with the goal of approving each such proposed update no later than December 15 of such calendar year. In connection therewith the Party proposing the particular update shall consider in good faith the comments of the GOC. Without limiting the foregoing, an initial calendar schedule setting forth the dates on which (i) the Parties have reporting obligations to one another as set forth in Section 2.9, and (ii) the Parties have meetings with respect to the Development Plan as set forth in this Agreement (whether in person, by teleconference or otherwise), including the individuals involved with such meetings, shall be developed by the GOC for the upcoming calendar year and approved by the MSC by December 15th of each calendar year.
               (d) Notwithstanding the foregoing, the Parties acknowledge that each Party shall be responsible for day-to-day implementation and operations of the activities hereunder for which it has or is otherwise assigned responsibility under the Development Plan, provided that such implementation is not inconsistent with the express terms of this Agreement or the decisions of the GOC within the scope of their authority specified herein. Accordingly, the Parties further acknowledge that exigent circumstances may arise (including patient safety concerns or the like) that require the Development Plan be modified on an expedited basis, in which case the Party responsible for the activities giving rise or associated with such exigent circumstances shall promptly notify the other Party and the GOC of such circumstances but may implement such modifications to the Development Plan as it deems appropriate in good faith under the circumstances until such time as the GOC is able to approve a modified Development Plan taking into consideration such exigent circumstances.
          2.1.3 Resource Commitments. Each Party shall use Commercially Reasonable Efforts to perform its obligations and achieve the milestones set forth under the then-current

Development Plan, including, devoting such personnel, in the numbers and with the required experience and background, and corporate and other resources as are necessary to perform obligations for which it is responsible under such Development Plan. Accordingly, for informational purposes only, each Party shall, upon request of the other Party, provide such requesting Party with reasonable evidence of its access to such resources.
     2.2 Research Responsibilities of Edison.
          2.2.1 Generally. Subject to the authority and direction of the GOC as set forth in Article 3 and in accordance with the Development Plan, Edison shall have primary responsibility for conducting, and shall conduct, the Research Program, including:
               (a) developing, designing and synthesizing one or more chemical classes of Compounds and evaluating such Compounds for Activity in the Target Field;
               (b) presenting to the GOC ESCs, for preliminary assessment by the GOC against criteria predetermined by the GOC with respect to its initial freedom to operate from a Patent use or composition of matter perspective, manufacturability, stability, formulation, bioanalysis, pharmacology, toxicology and regulatory specifications (“Development Criteria”); and
               (c) optimizing Compounds based on the Development Criteria.
          2.2.2 Minimum ESC Requirement. It is the expectation of the Parties that at least one ESC that satisfies the Development Criteria shall be presented to the GOC during the Initial Funding Period (the “Minimum ESC Requirement”). If Edison fails to meet the Minimum ESC Requirement, it may continue to conduct activities, at Edison’s expense, directed toward the discovery and optimization of Compounds meeting the Activity requirements for the Target Field (“Post-Funding Activities”) until it has presented one (1) ESC to the GOC that satisfies the Development Criteria and Penwest has selected an ESC, with Penwest having no obligation to continue funding after the Initial Funding Period. If Edison fails to meet the Minimum ESC Requirement, then anytime after the Initial Funding Period, Edison may discontinue its performance of Post-Funding Activities upon written notice to Penwest and if, at the time of such discontinuance, Edison has not presented at least one (1) ESC to the GOC satisfying the Development Criteria, then Penwest shall have the right to credit a total of [**] Dollars ($[**]) against royalties owing to Edison thereafter pursuant to Section 7.1; provided that Penwest shall not have the right to credit more than [**] Dollars ($[**]) against such royalties during any calendar year, with any excess carried over and credited against royalties payable in any subsequent calendar years.
          2.2.3 Manufacture.
               (a) API. Edison shall be responsible for, and shall use Commercially Reasonable Efforts in, manufacturing, or having manufactured by a Third Party manufacturer, the active pharmaceutical ingredient (“API”) required for each Product in compliance with applicable Law only for its own activities under the Research Program, including for use in pharmacology and/or toxicology studies, and for conducting bio-analytical studies in compliance with GLP as set forth in the Development Plan, provided, that, upon request by Penwest and at

Penwest’s expense, Edison shall (i) transfer, or have transferred, to Penwest copies of all documentation necessary for Penwest, or its designated manufacturer, to manufacture the API for such Product(s), including, specifications, assays, batch records, quality control data, and transportation and storage requirements (collectively, “Manufacturing Technology”) and (ii) provide reasonable assistance in connection with the transfer of manufacturing responsibility to Penwest or its designated manufacturer. For the avoidance of doubt, Penwest shall be solely responsible for the manufacture of API for all clinical and commercial purposes.
               (b) CMC. Edison shall provide reasonable assistance to Penwest for Penwest’s preparation of the chemistry, manufacturing and controls (CMC) section of any IND filed or proposed to be filed by Penwest for a Specified Compound or Product, including requisite stability, pharmacology and/or toxicology data.
               (c) Other. Except as otherwise provided in this Section 2.2.2 above, Penwest shall be responsible for the manufacture of Products in accordance with Section 2.5.1.
     2.3 Delivery of A0001; Right of First Refusal on Future Compounds.
          2.3.1 A0001. Promptly after the Effective Date, Edison shall deliver to Penwest such supply of A0001 as set forth in the Initial Development Plan and any Edison Know-how related to the manufacture thereof.
          2.3.2 Presentation of ESC. Within [**] days after Edison has identified, characterized and optimized any ESC under the Research Program, Edison shall provide written notice to Penwest and the GOC thereof and identifying the proposed markush group for such ESC. Additionally, Edison shall provide the GOC with all data and analysis necessary for the GOC to assess the ESC against the Development Criteria, as predetermined by the GOC. Such data shall include (a) data concerning such ESC’s concentration parameters, half life, pharmacological stability, oral bioavailability, preliminary toxicity panel and other efficacy criteria, and (b) preliminary information on freedom to operate from a Patent use or composition of matter perspective, manufacturability, stability, formulation, bioanalysis, pharmacology, toxicology and regulatory specifications, and shall present the ESC and its findings to Penwest for consideration. For the avoidance of doubt, Edison will not be obligated to use GLP in conducting the Research Program and will not be responsible for providing Penwest or the GOC with any GLP data with respect to any ESC. Without limiting Section 4.5, Edison shall not disclose or provide, or enter into any agreement granting any options or rights to, any ESC to a Third Party (i) during the period beginning on the Effective Date until the earlier of (A) Penwest’s selection of an ESC as a Future Compound pursuant to the provisions of Section 2.3.3, and (B) the later of [**] days after the expiration of (I) the Research Funding Period and (II) the occurrence of the Minimum ESC Requirement, or (ii) during the period commencing upon Edison’s receipt of Penwest’s notice of termination of development of a Specified Compound under Section 2.3.4 until Edison’s presentation to Penwest of an ESC as a Replacement Compound pursuant to Section 2.3.4.
          2.3.3 Designation of Future Compound. Promptly after Edison’s presentation of an ESC under Section 2.3.2, the GOC will present to Penwest all relevant data with respect to the ESC, including its findings with respect to the Development Criteria and confirm the appropriate markush group for such ESC, and Penwest shall, for [**] days thereafter, have the exclusive right to elect, in its sole discretion, to develop such ESC as a Future Compound hereunder. If Penwest notifies Edison and the GOC of its election to develop such ESC as a Future Compound within such [**] day period, then such ESC, and (a) all known [**] thereof, (b) all Compounds resulting from [**], and (c) any other Compounds within [**] therefor, shall be deemed a Future Compound with respect to which Penwest shall have exclusive rights under Section 4.1 hereunder. Such Future Compound shall be subject to development under an amendment to the Development Plan hereunder. If Penwest notifies the GOC and Edison of its decision not to develop such ESC, or if no notification is made during such [**] day period, then such ESC shall be deemed a “Rejected Compound” and Edison shall retain all rights in and to such Rejected Compound (together with all Compounds within the markush therefor) and shall be permitted to develop and commercialize such Rejected Compound in accordance with Section 4.3.2. Subject to Section 2.3.4, Penwest shall have the right to select one (1) ESC as a Future Compound under this Section 2.3.3, and after Penwest selects an ESC as a Future Compound, Edison shall not be obligated to present additional ESCs to the GOC pursuant to Section 2.3.2.
          2.3.4 Replacement Compounds. In the event that all development activities for any Specified Compound are terminated by Penwest due to toxicology reasons during the Research Funding Period (which, for the avoidance of doubt, Penwest shall have the right to do at any time, notwithstanding anything in this Agreement or any Development Plan to the contrary), Penwest may provide written notice to Edison of such event, in which case such Specified Compound shall be deemed a Rejected Compound and the provisions of Sections 2.3.2 and 2.3.3 shall become effective until expiration of the Research Funding Period. In the event Penwest terminates development activities for a Specified Compound as set forth in this Section 2.3.4 after expiration of the Research Funding Period, the Parties shall promptly meet and, through the GOC, agree upon a plan pursuant to which Penwest will fund Edison’s efforts to discover one or more Replacement Compounds if the GOC determines that such efforts are necessary beyond the Research Funding Period. Any Future Compound selected by Penwest pursuant to this Section 2.3.4 shall be considered to be a “Replacement Compound”. For clarity, the provisions of this Section 2.3.4 requiring Edison to present ESCs that could serve as Replacement Compounds shall not apply to the replacement of any Replacement Compound itself.
     2.4 Development Responsibilities of Penwest.
          2.4.1 Generally. With respect to each Specified Compound or Product and, subject to the authority and direction of the GOC as set forth in Article 3, Penwest shall be primarily responsible for, and shall use Commercially Reasonable Efforts in developing each Product in accordance with the then-current Development Plan for such Specified Compound or Product, including:
               (a) Developing one or more formulations and associated analytical methods;
               (b) Holding a pre-IND meeting with the FDA to review the Development Plan, and filing the IND to initiate clinical development activities;

               (c) Conducting required preclinical safety and toxicology programs;
               (d) Conducting and completing the clinical studies required for regulatory filings and Regulatory Approvals;
               (e) Compiling, filing, obtaining and maintaining Regulatory Approvals; and
               (f) During the period commencing upon selection by Penwest of a Future Compound or, with respect to A0001, upon the date of delivery of A0001 to Penwest under Section 2.3.1, and ending upon First Commercial Sale of a Product containing such Specified Compound, keeping Edison informed of its development activities with respect to such Specified Compound or Product, including, the achievement of the milestones set forth in Section 6.1 and the commercialization of such Product up to the point of First Commercial Sale in each Major Market. Without limiting the foregoing, Penwest will involve Edison to the extent practicable in the development of any Specified Compound (or corresponding Product) through completion of Phase IIb Studies, including reasonably considering any comments Edison provides to Penwest with respect to clinical trials and protocols associated therewith. Accordingly, Penwest shall consider in good faith utilizing Edison as a provider of outside development services hereunder, subject to Edison demonstrating the required technical capabilities for the particular activities and Edison’s agreement to perform such activities at a rate commensurate with that otherwise available to Penwest for similar work from high-quality organizations, provided, that Penwest shall have sole discretion as to whether or not to utilize the services of Edison hereunder. The Parties acknowledge that the Development Program for a Product will likely initially be focused toward indications within the Target Field; however, if Edison provides Penwest with data reasonably supporting the development of a Product for other indications, Penwest shall consider in good faith extending the Development Program for such Product to such other indications. For clarity, nothing herein is intended to require Penwest to or prevent Penwest from developing a Product for any particular indication in the Field.
     Without limiting the foregoing, Edison shall have the opportunity to (i) have at least one (1) representative attend any meetings (whether in person, by teleconference or by any other means) Penwest conducts with any Regulatory Authority under the Collaboration and (ii) provide comments to any anticipated communications Penwest has with any Regulatory Authority regarding the Collaboration, which comments shall be reasonably considered by Penwest.
          2.4.2 Regulatory Matters.
               (a) Filings. As between the Parties, Penwest shall take the lead and be responsible for, at its expense, filing, obtaining and maintaining approvals for development and commercialization of Products, including any IND or Regulatory Approval therefor. To the extent not prohibited by applicable Laws, Penwest shall own all Regulatory Filings filed by or on behalf of it for Products.
               (b) Clinical Safety Reporting; Pharmacovigilance. With respect to any Adverse Drug Reaction, IND safety report or similar obligation to report to any Regulatory

Authority relating to any safety issue with respect to Products, Penwest shall be responsible for and shall establish operating procedures to report to the appropriate Regulatory Authority(ies) all such matters in accordance with applicable Law. Such operating procedures and any material revisions to them shall be provided to the GOC for review and comment prior to implementation thereof. For purposes of the foregoing, “Adverse Drug Reaction” shall have the meaning as defined in the then-current guidelines and regulations promulgated by the ICH (International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use) and shall include any “Adverse Drug Experience” as defined in the then-current 21 CFR Sections 312.32 and 314.80.
     2.5 Commercialization.
          2.5.1 Penwest shall, at its expense, be solely responsible for, and shall use Commercially Reasonable Efforts in:
               (a) Subject to Section 2.2.3(a) and except as set forth in Section 2.3.1, manufacturing, or having manufactured by a Third Party manufacturer, all clinical and commercial supply of each Product, including supplying at its cost of manufacture reasonable quantities of Product for development in connection with a Foundation Opportunity, in accordance with applicable Laws, including the procurement of all raw materials and other components necessary for Product; and
               (b) Commercializing Product in the Territory including in order to maximize the economic benefit to the Parties to the extent allowable by Law, provided, that Penwest, its Affiliates and/or Sublicensees shall have control and authority over all activities and business decisions regarding commercialization of Products, including, with respect to the design, sale, pricing, marketing and promotion of Products under this Agreement (including the preparation of marketing or promotional materials with respect to Products).
          2.5.2 During the period commencing upon such time as Penwest commences commercialization of Product, or planning for such commercialization, and ending upon expiration or termination of Penwest’s royalty obligations to Edison hereunder, Penwest shall provide to the GOC periodic (but no less frequently than on an annual basis) updates with respect to Penwest’s general strategy and tactics for commercialization of such Product for the upcoming calendar year and, to the extent applicable, Penwest’s commercialization activities since the prior update (each, a “Commercialization Update”).
     2.6 Development Costs. Each Party shall be responsible for its own internal costs and expenses required for the discovery, research and/or development of any ESC, Specified Compound or Product under the Collaboration, except as set forth in the remainder of this Section 2.7 or under Section 5.2 below. In addition to the Research Funding Amount, Penwest shall be responsible for the costs of all Third Party development activities with respect to each ESC or Specified Compound which are conducted by Edison under the Collaboration in accordance with the Development Plan at Penwest’s request or on Penwest’s behalf, in each case which have been approved by the GOC, excluding any costs associated with Edison’s development of Specified Compounds in connection with a Foundation Opportunity under

Section 4.6 (unless and until Penwest elects to commercialize such Specified Compounds for [**], in which event the terms of Section 4.6 shall apply).
     2.7 Affiliates and Subcontractors. Either Party may engage, at its sole expense, its Affiliates or Third Party subcontractors (including contract research organizations) to perform certain of its obligations under this Agreement. Any Affiliate or Third Party subcontractor to be engaged by a Party to perform such Party’s obligations set forth in this Agreement shall meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity. The activities of any such Affiliates or Third Party subcontractors shall be considered activities of such Party under this Agreement. Such Party shall be responsible for ensuring compliance by any such Affiliates or Third Party subcontractors with the terms of this Agreement. In any case in which a Party engages an Affiliate or a Third Party subcontractor, such Party shall obtain sole ownership of, or an exclusive license (with the right to sublicense) to, all inventions, data, information and related intellectual property rights made or developed by such Affiliate or Third Party subcontractor involving the research, development, manufacture or other use of any Specified Compound or Product.
     2.8 Records. Each Party shall maintain records in sufficient detail and in good scientific manner appropriate for Patent and FDA purposes and so as to properly reflect all work done and results achieved in the performance of activities pursuant to this Agreement (including all data in the form required under any applicable governmental regulations and as directed by the GOC), which records shall be deemed the Confidential Information of such Party hereunder and kept separate from each Party’s unrelated business activities. Such records shall include applicable books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, samples of materials and other graphic or written data generated in connection with the Collaboration, including any data required to be maintained pursuant to applicable governmental regulations. During the Collaboration Term, each Party shall respond to reasonable requests from the other for information based on such records.
     2.9 Reporting. Without limiting any other provisions of this Agreement, each Party shall keep the other reasonably informed through the GOC as to the progress of its activities under the Collaboration or otherwise under this Article 2 and provide such reports and information with respect thereto as designated by the GOC; provided, however, that Edison shall provide Penwest with feedback on the progress of its efforts under the Collaboration no less frequently than on a monthly basis. In addition, each Party shall disclose all Collaboration Know-How developed in the course of its performance of the Collaboration.
ARTICLE 3
GOVERNANCE OF THE COLLABORATION
     3.1 General Operating Committee.
          3.1.1 Establishment. Within thirty (30) days after the Effective Date, Penwest and Edison shall establish a co-chaired General Operating Committee (“GOC”), comprised of representatives from Edison and Penwest as set forth in Section 3.1.3 below, to oversee, review and coordinate the activities of the Parties under the Collaboration, including the research and development of Products.
          3.1.2 Responsibilities. The responsibilities of the GOC shall include: (a) developing, approving, updating, and managing the implementation of the Development Plan, including developing, reviewing and approving the scientific implementation, timelines, obligations of the Parties, budgets, milestones and development strategies set forth in such Development Plan; (b) monitoring the progress of the Collaboration, reviewing each Party’s progress against the Development Plan, and ensuring open and regular exchange between the Parties; (c) overseeing the integration and coordination of (i) the Research Program in accordance with the Development Plan and (ii) the development of Specified Compounds and Products in accordance with the Development Plan; (d) establishing, reviewing and approving the criteria for Activity and the Development Criteria, and making any necessary modifications thereto; (e) making preliminary assessments of ESCs against the Development Criteria; (f) identifying and resolving any scientific, technical or other conflicts between the Parties with respect to development activities; (g) establishing the objectives and endpoints of any clinical trial for a Specified Compound; and (h) coordinating with the Parties all patent activities as they relate to the results of the Collaboration.
          3.1.3 Membership. The GOC shall include at least two (2) and up to three (3) named representatives of each Party, and each Party’s representatives shall be selected by that Party. The initial representatives for the GOC are set forth on Schedule 3.1.3. Each Party may replace its representatives at any time with prior notice to the other Party, provided that such replacement is of comparable authority within that Party’s organization as the person he or she is replacing. Unless otherwise agreed by the Parties, the GOC shall have at least one representative with relevant decision-making authority from each Party such that the GOC is able to effectuate all of its decisions within the scope of its responsibilities. Without limiting the foregoing, each Party shall appoint one of its members to the GOC to co-chair the meetings for the GOC (each, a “Co-Chair”). The Co-Chairs for the GOC shall (a) coordinate and prepare the agenda and ensure the orderly conduct of the GOC’s meetings, (b) attend (subject to below) each meeting of the GOC, and (c) prepare and issue minutes of each meeting within ten (10) business days thereafter accurately reflecting the discussions and decisions of the GOC. Such minutes from each GOC meeting shall not be finalized until the applicable Co-Chair from each Party has reviewed and confirmed the accuracy of such minutes in writing. The Co-Chairs shall solicit agenda items from the other GOC members and provide an agenda along with appropriate information for such agenda reasonably in advance (to the extent possible) of any meeting. It is understood that such agenda shall include all items requested by either Co-Chair for inclusion therein. In the event the Co-Chair or another member of the GOC from either Party is unable to attend or participate in any meeting of the GOC, the Party who designated such Co-Chair or member may designate a substitute Co-Chair or other representative for the meeting. From time to time, the GOC may establish subcommittees, to oversee particular projects or activities, and to manage the more frequent interactions between the Parties’ scientists with respect to individual research projects. Such subcommittees will be constituted as the GOC determines, in its sole discretion.
          3.1.4 Meetings. During the Collaboration Term, unless otherwise agreed to by the Parties, the GOC shall meet face-to-face at least quarterly, or more frequently or by such other means as agreed by the representatives of the GOC, at such locations as the representatives of the GOC may determine from time to time. In addition to regularly scheduled meetings, the GOC shall hold special meetings from time to time at the request of either Party; and the GOC representatives will communicate regularly by telephone, electronic mail, facsimile and/or videoconference. Other representatives of Edison or Penwest may attend GOC meetings as nonvoting observers. Each Party shall be responsible for all of its expenses associated with its representatives attending the GOC meetings and otherwise fulfilling his/her responsibilities hereunder. Any Development Plan, or amendment proposed by either Party to such Development Plan, shall be submitted to the GOC for approval. The GOC shall endeavor to review and approve any Development Plan for a Specified Compound, and any proposed amendments thereto, within thirty (30) days of submission thereof. Subject to such approval, a copy of the Development Plan for each Specified Compound shall be signed and appended to the minutes of the GOC meeting at which such Development Plan is approved. The written minutes of each GOC meeting and the written record of all GOC voting and decisions shall be written and disseminated to the GOC members for review within ten (10) business days after the GOC meeting, and upon signature by Edison and Penwest, shall become final.
          3.1.5 Decision-Making. Decisions of the GOC shall be made by unanimous vote, with each Party’s GOC representatives collectively having one (1) vote, and the Parties shall endeavor in good faith to come to consensus with respect to matters appropriately before the GOC. In order to make any decision the GOC must have present (in person or other means) at least one representative of each Party. In the event the GOC is unable to make a decision with respect to any issue, the issue shall be escalated to the MSC for resolution.
     3.2 Management Steering Committee.
          3.2.1 Establishment. Within thirty (30) days after the Effective Date, Penwest and Edison shall establish a Management Steering Committee (“MSC”), comprised of representatives from Edison and Penwest as set forth in Section 3.2.3 below, to oversee the Collaboration as set forth in Section 3.2.2.
          3.2.2 Responsibilities. The MSC shall be responsible for (a) overseeing the overall implementation of the Collaboration and providing strategic direction to the Collaboration; and (b) providing a forum to resolve unresolved matters from the GOC as set forth herein. In addition, the MSC shall provide a forum for Edison to provide comments and ask questions regarding the Commercialization Updates.
          3.2.3 Membership. The MSC shall be comprised of [**] senior members of the management teams [**] of each Party. The initial members are set forth on Schedule 3.2.3.
          3.2.4 Meetings. The MSC shall meet face-to-face at least on an annual basis, or more frequently or by such other teleconferencing means as agreed by the representatives of the MSC, at such locations as the representatives of the MSC may determine from time to time.
          3.2.5 Decision Making. As set forth in Section 3.1.5, in the event the GOC is unable to reach unanimity with respect to a particular matter, then either Party, by written notice to the other, may refer the matter to the MSC for resolution as set forth in this Section 3.2.5.

Notwithstanding anything herein to the contrary, the MSC shall have no authority to amend any terms of this Agreement, or to override Penwest’s decision to elect (or not to elect) an ESC for further development pursuant to Section 2.3.3 or 2.3.4 or to terminate the development and commercialization of a Specified Compound pursuant to Section 2.3.4 or 14.2.1. Decisions of the MSC shall be made by unanimous vote, with each Party’s MSC representatives collectively having one (1) vote.  In the event that the MSC is unable to reach unanimity with respect to a particular matter, despite good faith efforts, within thirty (30) days after such matter is referred to it by the GOC, or initiated by the MSC at the MSC level, as the case may be, Edison shall have the final decision-making authority with respect to matters related to [**], and Penwest shall have the final decision-making authority with respect to [**]; provided, however, that (a) any such decision by Penwest concerning [**] and (b) Penwest agrees to [**] Edison, at Edison’s cost, for a period not to exceed [**] days from the date the dispute is subjected to Penwest’s decision-making authority hereunder. Notwithstanding the foregoing, (x) the decision-making Party may not obligate the other Party to spend money or devote resources outside those previously agreed to in the Development Plan, nor unilaterally amend the terms of this Agreement; (y) in no event may Edison as the decision-making Party [**] or to [**], nor [**]; and (z) in no event may Penwest as the decision-making Party [**]. Any other disputes, or disputes with respect to the terms of this Agreement or other legal matters, shall be finally resolved through arbitration pursuant to the terms of Section 15.17 below.
     3.3 Input from other Personnel. Any MSC or GOC representative shall have the right to solicit input or assistance from any other personnel of the relevant Party.
     3.4 Exigent Circumstances. Notwithstanding anything in this Article 3 to the contrary, each of the Parties shall have the right to take prompt action within the scope of their rights hereunder where exigent circumstances so require, without the necessity for GOC or MSC review. In any such case, such Party shall promptly notify the GOC of such action and the exigent circumstances.
ARTICLE 4
LICENSES, EXCLUSIVITY AND FOUNDATION OPPORTUNIITIES
     4.1 License Grant to Penwest. Subject to the terms and conditions of this Agreement, including Sections 4.2 and 4.8, with respect to each Specified Compound and corresponding Product, Edison hereby grants to Penwest:
          4.1.1 a worldwide, nonexclusive, non-transferable (except as set forth in Section 15.7) license under the Edison IP and Edison’s interest in the Collaboration IP, to research such Specified Compound(s) and such Product(s) for applications in the Field;
          4.1.2 a worldwide, exclusive, royalty-bearing, non-transferable (except as set forth in Section 15.7) license, with the right to sublicense as set forth in Section 4.4, under the Edison IP and Edison’s interest in the Collaboration IP, to develop, make, have made, and use such Specified Compound(s) and Product(s) in the Field; and
          4.1.3 a worldwide, exclusive, royalty-bearing, non-transferable (except as set forth in Section 15.7) license, with the right to sublicense as set forth in Section 4.4, under the

Edison IP and Edison’s interest in the Collaboration IP, to promote, market, distribute, sell, offer to sell, import, and otherwise commercialize Product(s) in the Field.
     4.2 Edison Retained Rights. Without limiting Section 4.8, Edison shall retain the right to practice under the Edison IP and Edison’s interest in the Collaboration IP to (a) perform its obligations under this Agreement, and (b) to research, develop, make, have made, use, promote, market, distribute, sell, offer to sell, import and otherwise commercialize Rejected Compounds for which Edison has the right to conduct development and commercialization activities pursuant to Section 2.3.3, or Terminated Compounds for which Edison has the right to conduct development and commercialization activities pursuant to Section 14.2, and/or products containing such Rejected Compounds and/or Terminated Compounds.
     4.3 Limited Grants to Edison.
          4.3.1 Penwest hereby grants to Edison a worldwide, nonexclusive, royalty-free, non-transferable (except as set forth in Section 15.7) license under Penwest IP and Penwest’s interest in the Collaboration IP, without the right to grant sublicenses (except as set forth in Section 4.6, or as otherwise permitted under the Development Plan or approved in writing by Penwest, and then only in accordance with Section 4.4 or Section 2.7 above), solely to the extent necessary for Edison to perform its obligations under this Agreement.
          4.3.2 Solely with respect to Rejected Compounds for which Edison has the right to conduct development and commercialization activities pursuant to Section 2.3.3, Penwest hereby grants to Edison a worldwide, non-transferable (except as set forth in Section 15.7) license, with the right to sublicense as set forth in Section 4.4 below, under Penwest’s interest in Collaboration IP to (a) research such Rejected Compounds, nonexclusively, and (b) develop, make, have made, use such Rejected Compounds, and/or products containing such Rejected Compounds, exclusively and (c) promote, market, distribute, sell, offer to sell, import and otherwise commercialize such products containing such Rejected Compounds exclusively, in each case in accordance with and subject to Section 4.5 and the other terms of this Agreement.
     4.4 Sublicense Right.  Subject to the terms and conditions of this Agreement, Penwest shall have the right to grant sublicenses within the scope of the license granted to it in Section 4.1 to Third Parties, and Edison shall have the right to grant sublicenses within the scope of the license granted to it in Section 4.3.2 to Third Parties, as the case may be, provided that such sublicensing Party shall provide the other Party with prompt written notices of the grant of each sublicense and provide the following information with respect to each Sublicensee, subject to confidentiality obligations to such Sublicensee: (a) the identity of the Sublicensee; and (b) a final executed sublicense agreement, redacted for information not pertinent to this Agreement.  Each such sublicense shall be consistent with all the terms and conditions of this Agreement.  The sublicensing Party shall remain liable to the other Party for each of its Sublicensees’ failure to comply with all applicable financial obligations and all other relevant restrictions, limitations and obligations under the sublicense and this Agreement.  No sublicense granted by a Party may be assigned, transferred or further sublicensed to any Third Party without the prior written consent of the other Party, which consent shall not unreasonably be withheld.

     4.5 Exclusivity. During the Exclusivity Period, Edison shall not develop or commercialize, either by itself or with or on behalf of a Third Party, or enter into any agreement with any Third Party relating to the development or commercialization of, any product incorporating any Compound in the Target Field.
     4.6 [**] Foundation Opportunity. In the event that Edison desires to research and develop A0001 or [**] (a “Foundation Opportunity Compound”) with [**] (“Foundation”), using grant funding awarded by Foundation, for the treatment of [**] (the “Foundation Opportunity”), Edison shall notify Penwest of such Foundation Opportunity, including, the proposed scope of research and development and the protocols proposed to be used in such development. Thereafter, Edison, or Edison’s designated Third Party, shall have the right to develop the Foundation Opportunity Compound or Product incorporating a Foundation Opportunity Compound for the treatment of [**] as set forth in this Section 4.6 and Edison and/or Edison’s designated Third Party shall have the right to access, use and reference all appropriate clinical data, nonclinical data and Regulatory Filings generated or obtained by Penwest for Products incorporating a Foundation Opportunity Compound; provided that (a) Edison shall report on at least a monthly basis to Penwest the development activities being conducted in connection with such Foundation Opportunity, including an estimate of Unreimbursed Edison Costs (as defined below); provided, however, that, with respect to clinical development activities, (i) Edison shall not, and shall ensure that Foundation shall not, conduct any clinical development activities, including the development and/or implementation of all plan(s), budgets and protocols used in clinical studies for the Foundation Opportunity Compound, other than with Penwest’s prior approval (such approval not to be unreasonably withheld, delayed or conditioned) and/or under Penwest’s direction, and (ii) Penwest shall own any INDs filed by Edison with respect to Foundation Opportunity Compound hereunder, (b) without limiting the generality of Edison’s obligations in the immediately preceding clause (a), Edison shall provide to Penwest all data and results arising from such development conducted by Edison with respect to the Foundation Opportunity Compound promptly upon generation thereof, but no later than at the GOC’s quarterly meetings, (c) subject to any government retained rights, Edison shall obtain appropriate authorizations and licenses to all Know-how and Patents developed by Edison and/or Foundation in connection with the development of the Foundation Opportunity Compound being developed by Edison or its designee under such Foundation Opportunity, in order to grant Penwest exclusive rights to commercialize Product incorporating the Foundation Opportunity Compound hereunder, (d) if Penwest elects to commercialize the Foundation Opportunity Compound (and corresponding Product) being developed under the Foundation Opportunity for [**], Penwest shall reimburse Edison for all Third Party and mutually agreed upon internal costs incurred by Edison (excluding costs for which the Foundation provided funding or reimbursement) (“Unreimbursed Edison Costs”) for such development of such Product pursuant to the Foundation Opportunity upon receipt of Regulatory Approval with respect to such Product plus [**] percent ([**]%) annual interest on such Unreimbursed Edison Costs, (e) except for Penwest’s reimbursement obligations in the immediately preceding clause (d), Edison and Foundation shall be solely responsible for any costs associated with its performance of any development of the Foundation Opportunity Compound, including any financial obligations to the Foundation in connection with such Foundation Opportunity, and (f) at least ninety (90) days prior to anticipated completion of all development activities with respect to the Foundation Opportunity Compound, Edison shall notify Penwest of the status of such activities and Penwest shall have the exclusive right to commercialize the Foundation Opportunity Compound (and corresponding Product(s)), including compiling, filing, obtaining and maintaining the NDA for the Foundation Opportunity Compound (or corresponding Product(s)), subject to Penwest’s reimbursement obligations and Penwest’s commercialization of such Product for [**] in accordance with Section 2.5. If Penwest declines to take over such development and commercialization of the Foundation Opportunity Compound, then the Foundation Opportunity Compound shall be deemed a “Terminated Compound” which Penwest has rightfully terminated under Section 14.2.1 and all relevant provisions of Article 14 shall apply with respect to such Terminated Compound (and corresponding Product(s)) solely for the treatment of [**].
     4.7 Rights in Bankruptcy. The Parties acknowledge and agree that the licenses and rights granted to Penwest in Section 4.1 and to Edison in Section 4.3.2 are licenses and rights to “intellectual property” within the definition of Section 101(35A) of Title 11 of the United States Code (“Bankruptcy Code”). The Parties hereto further agree that, in the event of the commencement of a bankruptcy proceeding by or against the Party granting such license under the Bankruptcy Code, the Party receiving such license shall be entitled, at its option, to retain all its rights under this Agreement pursuant to Section 365(n) of the Bankruptcy Code.
     4.8 No Implied Licenses.  Only the licenses granted expressly herein shall be of legal force and effect and are limited to the scope expressly granted.  Accordingly, except for the rights expressly granted under this Agreement, no license, right, title, or interest of any nature whatsoever is granted hereunder by implication, estoppel, reliance, or otherwise, by either Party to the other Party including any grant of a license by Edison to Penwest with respect to any active ingredient other than a Specified Compound that may be included within a Product. All rights with respect to intellectual property rights that are not specifically granted herein are reserved to the owner thereof.
ARTICLE 5
TECHNOLOGY ACCESS FEE; RESEARCH FUNDING; EQUITY INVESTMENT
     5.1 Technology Access Fee.  Upon execution of this Agreement, Penwest agrees to pay Edison a one-time, nonrefundable, non-creditable amount of One Million Dollars (US$1,000,000).
     5.2 Research Funding.
          5.2.1 During the Initial Funding Period, Penwest agrees to fund Edison FTEs and Third Party costs incurred with respect to the Research Program in the following manner:
     (a) [**] Dollars (US$[**]) for the first [**] months after the Effective Date; and
     (b) [**] Dollars (US$[**]) for the following [**] months.
          5.2.2 In addition, Penwest shall have the right, in its sole discretion, to extend the Research Program for up to three (3) additional consecutive six (6) month periods each, a “Research Extension Period”) by providing written notice of such extension to Edison, with respect to the first Research Extension Period, at least [**] months prior to the expiration of the Initial Funding Period, and, with respect to each subsequent Research Extension Period, [**]

months prior to the expiration of the then-current Research Extension Period. Each such notice of extension shall set forth a number of FTEs between [**] and [**] which Penwest desires to fund for the applicable Research Extension Period. In such case, the GOC shall promptly establish a work plan and budget for activities to be undertaken by Edison during such Research Extension Period consistent with Penwest’s notice and Penwest will fund such Edison FTEs at the applicable FTE Rate. Without limiting the foregoing, for each consecutive Research Extension Period for which Penwest agrees to fund at least [**] Dollars (US$[**]) (each, an “Exclusivity Extension Period”) the Exclusivity Period shall be extended for such Exclusivity Extension Period as well.
          5.2.3 Except as provided in Section 2.2, Edison shall not have any obligation to perform any activities or incur any expenses with respect to the Research Program if such activities are not funded by Penwest under this Section 5.2.
          5.2.4 Unless otherwise provided in the Development Plan, each of the amounts set forth in Section 5.2.1 above shall be payable in equal installments at the beginning of each calendar quarter during the applicable period. Edison acknowledges and agrees that such amounts are intended to fund Edison’s FTEs, equipment and other Third Party costs as they relate to development of ESCs by Edison for purposes of this Collaboration and shall apply such amounts solely to its activities with respect to ESCs hereunder. During the Research Funding Period and for [**] years thereafter, Edison shall keep complete and accurate records with respect to Edison’s costs and expenditures in connection with its activities hereunder, and Penwest shall have the right to audit such records, on an annual basis, to verify Edison’s actual costs incurred with respect to such activities. If such audit reveals that Edison has incurred in any twelve (12) month period covered by such audit, less than the aggregate amount funded by Penwest under Section 5.2.1 for such twelve (12) month period (or six (6) month period with respect to the aggregate amount funded under Section 5.2.1(b) and Section 5.2.2), then Edison shall refund to Penwest, within thirty (30) days of such audit, the portion of the Research Funding Amount which was not utilized for activities with respect to ESCs for purposes of this Collaboration. For clarity, Edison’s FTEs performing activities under the Development Plan shall be accounted for at the FTE Rate.
     5.3 Financial Accommodation. On or after the Effective Date, Penwest shall, subject to the terms and conditions set forth in that certain Promissory Note dated as of even date herewith (“Promissory Note”), provide at Edison’s request one or more loans to Edison in an aggregate principal amount of up to One Million Dollars (US$1,000,000), which proceeds shall be used by Edison solely in the course of its research and development efforts. In the event of any inconsistency between this provision and the terms of the Promissory Note, the terms of the Promissory Note shall govern.
ARTICLE 6
MILESTONE PAYMENTS
     6.1 Milestone Payments. Subject to Section 6.2,
           6.1.1 With respect to A0001 (and the first corresponding Product to achieve the milestones set forth below), Penwest shall pay to Edison on a one-time basis the following nonrefundable, non-creditable amounts within thirty (30) days following the first achievement by Penwest, its Affiliates and/or Sublicensees, as the case may be, of each of the following milestones for such Product outside of the Non-Orphan Field: [Note: milestone events are required to be disclosed so an investor can see when payment is due.]

Milestone	Amount (US$)
First dosing in humans	$	[**]
Successful completion of a Pivotal Study	$	[**]
Regulatory Approval of an NDA in a Major Market	$	[**]
          6.1.2 With respect to the Future Compound (and the first corresponding Product to achieve the milestones set forth below) or any Replacement Compound (and the first corresponding Product to achieve the milestones set forth below), Penwest shall pay to Edison on a one-time basis the following nonrefundable, non-creditable amounts within thirty (30) days following the first achievement by Penwest, its Affiliates and/or Sublicensees, as the case may be, of each of the following milestones for such Products outside of the Non-Orphan Field:

Milestone	Amount (US$)
Penwest’s selection of a Future Compound for development under the Collaboration pursuant to Section 2.3.3	$	[**]
Successful completion of a Pivotal Study	$	[**]
Regulatory Approval of an NDA in a Major Market	$	[**]
          6.1.3 Penwest shall pay to Edison a one-time nonrefundable, noncreditable fee in the amount of [**] Dollars ($[**]) within thirty (30) days following Penwest’s, it Affiliates’ and/or Sublicensees’ initiation of any clinical development of a Specified Compound for any indication in the Non-Orphan Field. In addition, with respect to each Specified Compound (and each corresponding Product to achieve the milestones set forth below), Penwest shall pay Edison on a disease indication-by-disease indication basis the following nonrefundable, noncreditable amounts within thirty (30) days following the first achievement by Penwest, its Affiliates and/or Sublicensees, as the case may be, of each of the following milestones for such Product in the Non-Orphan Field:

Milestone	Amount (US$)
Successful completion of a Phase IIb Study for such indication	$	[**]
Successful completion of a Pivotal Study for such indication	$	[**]
Regulatory Approval of an NDA in first Major Market for such indication	$	[**]
Regulatory Approval of an NDA in second Major Market for such indication	$	[**]
     As used in this Section 6.1.3 a “disease indication” shall include all nuances of the same disease. For example, asthma, diabetes, Alzheimer’s disease and cardiovascular disease shall be deemed different disease indications; however, mild Alzheimer’s disease and severe Alzheimer’s disease shall be considered the same disease indication.
As used in this Agreement, “successful completion” means that the Phase IIb Study or Pivotal Study, as applicable, has met the primary endpoint specified in the protocol therefor. Notwithstanding the foregoing, a clinical trial for a Product shall be deemed successfully completed no later than the dosing of the first patient in any later clinical trial for such Product (e.g., Pivotal Study or later trial with respect to a Phase IIb Study) and a Pivotal Study for a Product shall be deemed successfully completed upon the filing of an NDA with respect to such Product.
For clarity, (a) each of the milestones set forth in Sections 6.1.1 and 6.1.2 shall be payable one time only regardless of the number of indications for which any Product achieves such milestones, and (b) any Product containing both A0001 and a Future Compound shall be deemed a “Product containing a Future Compound” for purposes of this Section 6.1.
     6.2 Credit for Failed Compound. If Penwest abandons all development activities with respect to a Specified Compound within its designated markush (or Product containing such Specified Compound) (a “Failed Compound”), and development of such Specified Compound as modified within the designated markush therefor (or Product containing such Specified Compound) (a “Secondary Compound”) subsequently commences or continues, then any of the milestone payments previously made by Penwest pursuant to Section 6.1 in connection with such Failed Compound shall be fully creditable against the repeated achievement of such milestone by the next Secondary Compound (or Product incorporating such Secondary Compound) to achieve such milestone. For example, if a Future Compound is selected and achieves the Pivotal Study milestone, but Penwest ceases or otherwise abandons all development activities before the FDA Regulatory Approval is achieved (and thus becomes a Failed Compound), and a subsequent Secondary Compound achieves the Pivotal Study milestone, the payment of the Pivotal Study milestone for the Failed Compound is credited against Penwest’s obligation for the subsequent Secondary Compound, resulting in no milestone payment for the subsequent Secondary Compound upon achievement of the Pivotal Study milestone therefor.

ARTICLE 7
ROYALTY PAYMENTS
     7.1 Penwest Royalty Payment Obligation.
          7.1.1 Royalties. Subject to Sections 2.2.2, 7.1.2 and 7.1.3, Penwest shall pay to Edison royalties on Net Sales of Products by Penwest, its Affiliates and/or Sublicensees at the following rates:
                    (a) With respect to a Product containing A0001, Penwest shall pay to Edison a royalty equal to (i) [**] percent ([**]%) of the first [**] Dollars (US$[**]) of Net Sales in any calendar year, (ii) [**] percent ([**]%) of Net Sales in any calendar year above [**] Dollars (>US$[**]) and below [**] Dollars (<US$[**]), and (iii) [**] percent ([**]%) of Net Sales in any calendar year in excess of [**] Dollars (>US$[**]).
                    (b) With respect to each Product containing a Future Compound, Penwest shall pay Edison a royalty equal to [**] percent ([**]%) of Net Sales.
     For clarity, any Product containing both A0001 and a Future Compound shall be deemed a “Product containing a Future Compound” for purposes of this Section 7.1.1.
          7.1.2 Required Third Party Payments. As between the Parties, Penwest shall be responsible for procuring such licenses as Penwest may deem appropriate for the manufacture, use, marketing, sale or distribution of a Product by Penwest, its Affiliates or Sublicensees. In the event that Penwest or any of its Affiliates or Sublicensees is required to pay Required Third Party Payments with respect to a Product, Penwest shall be entitled to deduct, from the quarterly royalty payments due by Penwest in respect of Net Sales of such Product in a country, [**] percent ([**]%) of all Required Third Party Payments paid by Penwest, its Affiliates and/or Sublicensees with respect to such Product in such country, provided, that in no event shall a deduction under this Section 7.1.2 reduce any quarterly royalty payment made by Penwest in respect of Net Sales of Product in a country by more than [**] percent ([**]%) of the amount otherwise due pursuant to Section 7.1.1 prior to such reduction. In the event that the amount Penwest is entitled to deduct hereunder exceeds the royalty amount determined in accordance with the foregoing limitation to be due to Edison, Penwest shall be entitled to deduct amounts from any subsequent royalty payment(s) due to Edison until the entire amount to which Penwest is entitled to deduct has been so deducted; provided, however, that in no event shall Edison be required to refund any royalty payments received from Penwest as a result of any such excess hereunder.
          7.1.3 Generic Competition. In the event that there is Generic Competition (as defined below) in any country with respect to the Product, then the royalty rate for such Product according to Section 7.1.1 shall be reduced for Net Sales in such country by [**] percent ([**]%). For purposes of this Section 7.1.3, “Generic Competition” shall be deemed to exist if, during the applicable calendar quarter, on a Product-by-Product and country-by-country basis, [**] Third Parties is selling a product that contains as an active ingredient a Compound that is substantially identical in structure or composition as a Specified Compound contained in a Product being sold by Penwest, its Affiliates and/or Sublicensees, in such country for which (a)

such generically equivalent product has a market share in such country of at least [**] percent ([**]%) of the market for such Product (on a dollar basis), and (b) an Abbreviated New Drug Application (ANDA) (or equivalent regulatory filing in such country) has been accepted and approved by the applicable Regulatory Authority.
     7.2 Edison Royalty Payment Obligation. Subject to Section 7.3, Edison shall pay to Penwest (a) a royalty of [**] percent ([**]%) of Net Sales of Edison Products incorporating a Terminated Compound by Edison, its Affiliates and Sublicensees and (b) a royalty of [**] percent ([**]%) of Net Income from Edison Products incorporating a Rejected Compound. For purposes of this Section 7.2, “Net Income” shall mean (a) with respect to Edison Products incorporating a Rejected Compound commercialized by Edison or its Affiliates, the Net Sales of such Edison Products and (b) with respect to Edison Products incorporating a Rejected Compound commercialized by a Sublicensee of Edison or its Affiliate, the amount (whether royalty and/or other amounts) actually received by Edison or its Affiliate from such Sublicensee in consideration of the commercialization of such Edison Product.
     7.3 Royalty Term.  Royalties payable by Penwest under Section 7.1, and by Edison under Section 7.2, with respect to a Royalty-Bearing Product shall be paid, on a Royalty-Bearing Product-by-Royalty-Bearing Product and country-by-country basis, from the date of First Commercial Sale of each such Royalty-Bearing Product, for a period which is the longer of: (a) the last to expire of any Valid Claim of Edison IP or Collaboration IP covering such Royalty- Bearing Product; or (b) expiration of the FDA’s designation of such Royalty-Bearing Product as an orphan drug.
     7.4 Paid-Up License. Upon the expiration of a Party’s royalty payment obligations hereunder with respect to a Royalty-Bearing Product in a country, the licenses granted to such Party, in the case of Penwest, under Section 4.1, and in the case of Edison, under Section 4.3.2 and 14.4.1(c), shall become nonexclusive and be deemed fully paid-up, irrevocable and perpetual with respect to such Royalty-Bearing Product in such country.
     7.5 Royalties Payable Only Once. The obligation to pay royalties is imposed only once with respect to the same unit of a Royalty-Bearing Product.
     7.6 Royalty Reports and Accounting.
          7.6.1 Royalty Report.  After the First Commercial Sale of a Royalty-Bearing Product for which royalties are due and payable by either Party, its Affiliates or Sublicensees hereunder, the paying Party shall provide the other Party with a preliminary royalty report on a quarterly calendar basis within [**] days after the end of the calendar quarter to which such royalty report applies, and a final royalty report within [**] days after the end of such calendar quarter. Each such report shall indicate gross invoiced amounts, on a country-by-country basis, and Royalty-Bearing Product-by-Royalty-Bearing Product basis, and deductions from gross invoiced amounts used in calculating Net Sales and the resulting calculation of royalties during the calendar quarter during which a royalty is payable, as well as information required to determine and calculate Net Income, if applicable. Contemporaneously with the submission of the final royalty reports, the paying Party shall pay to the other Party all royalties due for such calendar quarter.

          7.6.2 Records Retention; Audits.  Each Party shall keep, and require its Affiliates and Sublicensees to keep, for a period of not less than [**] years following the end of the reporting period to which they pertain, complete and accurate records of all Net Sales and, if applicable, Net Income. For the sole purpose of verifying royalties payable to a Party, such Party shall have the right at such Party’s expense to retain an independent certified public accountant selected by such Party and reasonably acceptable to the audited Party, to review such records in the location(s) where such records are maintained by such audited Party, its Affiliates or its Sublicensees, upon reasonable notice and during regular business hours, subject to Article 10. Results of such review shall be made available to both Parties. If the review reflects an underpayment of royalties to the auditing Party, such underpayment shall be promptly remitted to such auditing Party, together with interest calculated in the manner provided in Section 8.3 below. If the underpayment is equal to or greater than [**] percent ([**]%) of the royalty amount that was otherwise due, the audited Party shall pay all of the costs of such review. If the review reflects an overpayment of royalties to the auditing Party, the amount of such overpayment shall be credited against future royalties owed by the audited Party to the auditing Party. Such inspection right shall not be exercised more than once in any calendar year nor more frequently than once with respect to records covering any specific period of time, except in the event of accounting changes or restatements by the audited Party or its Affiliates directly related to a product for which royalties are owed and limited to any specific country changes or restatements. Each Party shall use commercially reasonable efforts to obtain a comparable right of audit for the other Party of each Sublicensee. To the extent that either Party does not have the right to grant the other Party the right to audit one or more of its Sublicensees’ books and records hereunder, such Party shall obtain for itself such right and provide the result of such audit for inspection by the other Party pursuant to this Section 7.6.2.
ARTICLE 8
PAYMENT TERMS
     8.1 United States Dollars. All dollar ($) amounts specified in this Agreement are United States dollar amounts (“United States Dollar”).
     8.2 Currency Exchange. With respect to amounts invoiced in United States Dollars, all such amounts shall be expressed in United States Dollars. With respect to amounts invoiced in a currency other than United States Dollars, all such amounts shall be expressed both in the currency in which the amount was invoiced and in the United States Dollar equivalent. The United States Dollar equivalent shall be calculated using the paying Party’s then-current standard exchange rate methodology applied in its external reporting for the conversion of foreign currency sales into United States Dollars.
     8.3 Late Payments. The paying Party shall pay interest to the receiving Party on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of the three (3) month LIBOR rate for United States Dollars, as reported by The Wall Street Journal, plus [**]%) or the highest rate permitted by applicable Law, calculated on the number of days such payments are paid after the date such payments are due; provided, however, that, with respect to any disputed payments, no interest payment shall be due until such dispute is resolved and the interest which shall be payable thereon shall be based on the finally-resolved amount of such payment, calculated from the original date on which the disputed payment was due through the date on which payment is actually made.
     8.4 Tax Matters. The Parties shall use reasonable and legal efforts to reduce tax withholding on royalties, milestones and other amounts payable by a Party to the other Party pursuant to this Agreement (“Taxes”). In order for the receiving Party to secure an exemption from, or a reduction in, any withholding of such Taxes, the receiving Party shall provide to the paying Party such forms as reasonably required for each type of payment to be made pursuant to the Agreement for which an exemption from, or a reduction in any, withholding of such Taxes is claimed. Notwithstanding such efforts, if the paying Party concludes that tax withholdings under the laws of any country are required with respect to such Payments to the receiving Party, the paying Party shall withhold the required amount and pay it to the appropriate governmental authority. In such case, the withholding Party will promptly provide the other Party with original receipts or other evidence reasonably desirable and sufficient to allow such other Party to document such Taxes adequately for purposes of claiming foreign tax credits and similar benefits. In the event a withholding tax is caused by the change in domicile of a Party such Party shall bear the full cost of such tax.
ARTICLE 9
INTELLECTUAL PROPERTY MATTERS
     9.1 Ownership of Intellectual Property.  As between the Parties, Edison shall own all right, title and interest in and to all Edison IP.  Penwest shall own all right, title and interest in and to all Penwest IP.  All other Collaboration IP shall be the sole or joint property, as the case may be, of the Party or Parties inventing or generating the same.
     9.2 Inventorship. Inventorship of all Patents shall be determined based upon U.S. patent laws.
     9.3 Disclosure by Employees, Agents or Independent Contractors.  Penwest and Edison agree that as to any employees, agents, or independent contractors of Penwest and Edison presently in their employ or who are hired or retained by Penwest or Edison to perform, manage performance of, or participate in the activities conducted pursuant to this Agreement, Penwest and Edison will ensure that such employees, agents, or independent contractors will promptly disclose and assign to the Party engaging them any and all rights to inventions, developments, or improvements (whether patentable or not), conceived and/or reduced to practice during the course of their duties.  Each Party will notify the other Party promptly of any sole or joint inventions within the Collaboration IP.
     9.4 Patent Prosecution and Related Activities.
          9.4.1 Edison IP.  Subject to Section 9.4.4, Edison shall have the first right and responsibility, at its sole discretion and expense, for preparing, filing, prosecuting and maintaining in such countries it deems appropriate, by itself or with Third Parties, Patents within the Edison IP and conducting any interferences, re-examinations, reissues and oppositions relating to such Patents.

          9.4.2 Penwest IP.  Penwest shall be responsible, at its sole discretion and expense, for preparing, filing, prosecuting and maintaining in such countries it deems appropriate, by itself or with Third Parties, Patents within the Penwest IP and conducting any interferences, re-examinations, reissues and oppositions relating to such Patents.
          9.4.3 Collaboration IP.
               (a) Prosecution by Penwest.  Penwest shall have the right to prepare, file, prosecute and maintain in such countries as it deems appropriate in its discretion and at its sole expense, and upon appropriate consultation with Edison pursuant to Section 9.4.3(c), Patents within the Collaboration IP directed to all Specified Compounds and Products to which Penwest has a license in force pursuant to Section 4.1, and for conducting any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents relating to such Patents within the Collaboration IP, and Edison shall give reasonable cooperation in connection therewith, at Penwest’s request and expense.
               (b) Prosecution by Edison.  Edison shall have the right to prepare, file, prosecute and maintain in such countries as it deems appropriate in its discretion and upon appropriate consultation with Penwest pursuant to Section 9.4.3(c), Patents within the Collaboration IP directed to all inventions other than Specified Compounds and Products to which Penwest has a license in force pursuant to Section 4.1, and for conducting any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents relating to such Patents within the Collaboration IP, and Penwest shall give reasonable cooperation in connection therewith, at Edison’s request and expense.
               (c) Cooperation; Request to Responsible Party.  Each of Penwest and Edison shall keep the other fully informed as to the status of patent matters described in this Section 9.4.3 relating to Specified Compounds, including, by providing the GOC the opportunity to fully review and comment on any invention disclosures, as well as any documents which will be filed in any patent office as far in advance of filing dates as feasible, and providing the other copies of any substantive documents that such Party receives from such patent offices promptly after receipt, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions.  With respect to each Patent governed by this Section 9.4.3, the GOC shall decide whether such Patent falls within Section 9.4.3(a) or 9.4.3(b).  In the event of any overlap or conflict between subject matter that is claimed (or could be claimed) in a Patent for which Penwest is the Responsible Party pursuant to Section 9.4.3(a) and subject matter that is claimed (or could be claimed) in a Patent for which Edison is the Responsible Party pursuant to Section 9.4.3(b), the GOC shall determine which Patent should claim such subject matter pursuant to the terms of this Agreement.  Where practicable and where appropriate under the terms of this Agreement, the GOC shall endeavor to adjust the scope of the claims of either such Patent or both such Patents, or to propose the filing of appropriate divisional applications, in order to avoid or minimize such overlap or conflict.  Penwest and Edison shall each reasonably cooperate with and assist the other at its own expense in connection with such activities, at the other Party’s request.  Reasonable cooperation shall include, providing the requesting Party with necessary or useful data and information relating to the Collaboration IP and reasonable access to the inventors of said inventions, and causing the execution of required patent assignments and/or other documents where necessary.  Either Party may request the other

Party, at the other Party’s discretion, to file a patent application claiming any invention within the Collaboration IP for which the other Party is the Responsible Party as set forth in Sections 9.4.3(a) or 9.4.3(b).  It is understood and agreed that a Party shall not have any liability to the other Party with respect to such Party’s preparation or prosecution of any Patent pursuant to this Section 9.4.3, as long as (i) such Party has complied with this Section 9.4.3(c) with respect to such Patent and (ii) such Party has not been negligent in conducting any such activities with respect to such Patent.
               (d) Procedure on Uncertainty to Prosecute.  In cases where the prosecution of certain Collaboration IP is not clearly addressed by the provisions of Sections 9.4.3(a) and 9.4.3(b), the GOC shall promptly hold discussions to determine how best to proceed and how costs should be apportioned between the Parties.
          9.4.4 [**].  Upon [**] days written notice to the other Party (“Notice [**]”), the Responsible Party, on a country-by-country basis, may [**] filed pursuant to Sections 9.4.1, 9.4.3(a) or 9.4.3(b) and/or [**] with respect to the Patents described in such Sections.  In the event the Responsible Party [**] pursuant to Sections 9.4.3(a) or 9.4.3(b) of this Agreement, or to [**] or requests [**] with respect thereto, the other Party shall [**], and conduct [**].  The Responsible Party agrees to [**] with any such actions by the other Party, [**], and shall [**] to the Party [**] such activities, solely to the extent that [**] such Patents hereunder and, provided, that such Patents are [**] and [**] hereunder.  If the Responsible Party does not [**], from the other Party of such other Party’s [**] as it deems appropriate, then the Responsible Party shall be [**] by the other Party.
     9.5 Permitted Disclosures.  Following a written notice from a Party, the Parties shall in good faith grant each other permission in writing, not to be unreasonably withheld, to disclose in the specification of a patent application filed by the notifying Party pursuant to this Agreement, any Edison IP, Penwest IP or Collaboration IP necessary to support and enable claims in such patent applications.
     9.6 Enforcement.
          9.6.1 Collaboration IP.  As provided herein, Penwest and Edison shall have the right to initiate legal action to enforce the Patents within the Collaboration IP against infringement or misappropriation by Third Parties or to defend any declaratory judgment action relating thereto.  A Party shall have the initial right, but not the obligation, to initiate and conduct legal proceedings to enforce against any infringement of, or defend any declaratory judgment action involving, a Patent within the Collaboration IP for which such Party is the Responsible Party pursuant to Section 9.4.3(a) or 9.4.3(b), as the case may be, at its sole expense, provided, that if the Responsible Party reasonably determines that joinder is necessary, such other Party shall join such suit. Each Party shall notify the other Party of any such alleged infringement or misappropriation within sixty (60) days of the date that the infringement has come to its knowledge.
          9.6.2 Failure to Enforce Collaboration IP.  If the Responsible Party fails to take any reasonable action to halt any alleged commercially significant infringement or misappropriation or defend such a declaratory judgment action or enter into good faith negotiations with such alleged infringer for a sublicense, within one hundred eighty (180) days following a request by the other Party to do so, then the other Party may, at its expense, take such legal action as it deems appropriate, in its own name (or, to the extent necessary, the Responsible Party’s name), to halt such an alleged infringement or misappropriation or defend such a declaratory judgment action.  The other Party (the “Pursuing Party”) shall notify the Responsible Party of its decision to do so.  Where, in accordance with the procedure set out in this Section 9.6.2, the Pursuing Party commences the proceedings, the Responsible Party may, at its option, join with the other Party in the suit (and shall join such suit if the Pursuing Party reasonably determines that such joinder is necessary) and the Responsible Party shall have the right to participate in all meetings, discussions and proceedings in respect of issues regarding the validity and/or revocation of the relevant Patent(s).  In those circumstances, the Pursuing Party agrees to take into account the Responsible Party’s reasonable views and comments in the conduct of the proceedings and the Responsible Party shall bear [**] percent ([**]%) of the costs of such proceedings.  The Responsible Party agrees to render such reasonable assistance as the Pursuing Party may request.
          9.6.3 Edison IP.  In the event that either Party becomes aware that any Valid Claim of any Edison Patent is being infringed or misappropriated by a Third Party, or is subject to a declaratory judgment action arising from such infringement or misappropriation, in each case with respect to the manufacture use, sale, offer for sale or importation of any pharmaceutical product incorporating any Specified Compound (an “Infringing Product”), such Party shall promptly notify the other Party.  It is understood and agreed that Edison shall have the initial right, but not the obligation, to initiate and conduct legal proceedings to enforce such Edison IP against any infringement or misappropriation, including with respect to Infringing Products, or defend any declaratory judgment action relating thereto, at its sole expense.  If Edison initiates any such legal proceedings and reasonably determines that joinder is necessary, Penwest shall join such suit.
          9.6.4 Failure to Enforce Edison Patents.   If Edison fails to take any reasonable action to halt any such alleged commercially significant infringement or misappropriation of a Valid Claim of any Edison Patent or defend a declaratory judgment action with respect thereto as set forth in Section 9.6.3 above, in each case with respect to Infringing Products, within [**] days of a request by Penwest to do so, or if Edison notifies Penwest that Edison does not wish to take any such action, then Penwest may, at its expense, take such legal action as it deems appropriate, in its own name (or, to the extent necessary, Edison’s name), to halt such an alleged infringement or misappropriation or defend such a declaratory judgment action.  Penwest shall notify Edison of its decision to do so.  Where, in accordance with the procedure set out in this Section 9.6.4, Penwest commences the proceedings, Edison may, at its option, join with Penwest in the suit (and shall join the suit if Penwest reasonably determines that such joinder is necessary) and Edison shall have the right to participate in all meetings, discussions and proceedings in respect of issues regarding the validity and/or revocation of the relevant Patent(s).  In those circumstances, Penwest agrees to take into account Edison’s reasonable views and comments in the conduct of the proceedings and Edison shall bear [**] percent ([**]%) of the costs of such proceedings.  Edison agrees to render such reasonable assistance as Penwest may request.

               9.6.5 Cooperation.  Each Party shall keep the other reasonably informed of the progress of any claim, suit or proceeding subject to this Section 9.6 and cooperate reasonably in connection with such activities at the request and expense of the Party involved in such claim, suit or proceeding, including the joining of a suit brought by the other Party if the Party bringing the suit reasonable determines that such joinder is necessary.
               9.6.6 Division of Recoveries.  Any recovery received in connection with a suit brought by a Party pursuant to this Section 9.6 shall be used first to reimburse the Parties for the costs and expenses (including attorneys’ and professional fees) incurred in connection with such suit (and not previously reimbursed), and the remainder of the recovery shall be shared [**] ([**]%) to the Enforcing Party and [**] percent ([**]%) to the other Party.
     9.7 Infringement Claims by Third Parties.  If the manufacture, sale or use of any Product pursuant to this Agreement results in any claim, suit or proceeding alleging patent infringement against Penwest (or its Affiliates or Sublicensees), Penwest shall promptly notify Edison in writing setting forth the facts of such claim in reasonable detail. Penwest shall have the right to defend and control the defense of any such claim, suit or proceeding, at its own expense, using counsel of its own choice. Penwest shall keep Edison reasonably informed of all material developments in connection with any such claim, suit or proceeding, and Edison shall have the right (but not the obligation) to be separately represented, at its expense, by counsel of its own choice.
     9.8 No Settlement Without Consent. Neither Party shall enter into any settlement of any claim, suit or proceeding under Section 9.6 or 9.7 which admits or concedes that any Collaboration Patent, Edison Patent or Patent within the Penwest IP is invalid or unenforceable without the prior written consent of such other Party.
     9.9 Patent Term Restoration.  The Parties hereto shall give reasonable cooperation to each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to the Collaboration IP.
ARTICLE 10
CONFIDENTIALITY
     10.1 Confidentiality.
          10.1.1 Term of Confidentiality.  Except as otherwise provided in this Section 10.1, the Party receiving Confidential Information (the “Receiving Party”) shall keep all Confidential Information of the disclosing Party (the “Disclosing Party”) Confidential for the Collaboration Term and ten (10) years thereafter.  Without the prior written consent of the Disclosing Party, the Receiving Party shall not disclose any Confidential Information to any Third Party, except that the Receiving Party may disclose such Confidential Information to the officers, employees, agents, or representatives of the Receiving Party or the Receiving Party’s Affiliates or Sublicensees, who, in each case, have a need to know such Confidential Information for purposes of the implementation and performance by the Receiving Party of its obligations pursuant to this Agreement solely to the extent necessary for the limited purposes set forth therein (collectively, “Representatives”).

          10.1.2 Ownership of Confidential Information. Except as provided herein with respect to the ownership of Collaboration IP, all Confidential Information disclosed by the Disclosing Party shall remain the property of the Disclosing Party.
          10.1.3 Exceptions.  Notwithstanding the foregoing, Confidential Information shall not be deemed to include information or materials to the extent that it can be established by written documentation by the receiving Party that such information or material:
               (a) is or becomes public or available to the general public other than through the wrongful act or default of the Receiving Party or its representatives; or
               (b) is obtained by the Receiving Party from a Third Party who is lawfully in possession of such information and is not subject to an obligation of Confidentiality or non-use owed to the Disclosing Party; or
               (c) is previously known to the Receiving Party prior to disclosure by the Disclosing Party, as shown by written evidence, and is not obtained or derived directly or indirectly from the Disclosing Party; or
               (d) is independently developed by the Receiving Party without the use of or reliance on any Confidential Information of the Disclosing Party hereunder, as shown by contemporaneous written evidence.
          10.1.4 Legal Disclosure. The Receiving Party may disclose the Confidential Information of the Disclosing Party to the extent required in complying with applicable Law or court order, or otherwise submitting required information to tax or other governmental authorities.  If the Receiving Party intends to so disclose any such Confidential Information, the Receiving Party shall provide the Disclosing Party prompt prior notice of such fact so that the Disclosing Party may seek to obtain a protective order or other appropriate remedy concerning any disclosure of such Confidential Information.  The Receiving Party will reasonably cooperate with the Disclosing Party in connection with the Disclosing Party’s efforts to obtain any such order or other remedy.  If any such order or other remedy does not fully preclude the disclosure of such Confidential Information, the Receiving Party will make such disclosure only to the extent that such disclosure is legally required and will use its Commercially Reasonable Efforts to have Confidential treatment accorded to the disclosed Confidential Information.
          10.1.5 Public Domain.  For the purpose of this Agreement, specific information disclosed as part of the Confidential Information shall not be deemed to be in the public domain or in the prior possession of the Receiving Party merely because it is embraced by more general information in the public domain or by more general information in the prior possession of the Receiving Party.
     10.2 Confidential Terms. Each of the Parties agrees not to disclose to any Third Party the terms and conditions of this Agreement without the prior approval of the other Party, except to advisors (including financial advisors, attorneys and accountants), potential and existing investors, potential acquirors and others on a need to know basis, in each case under circumstances that reasonably protect the Confidentiality thereof, or to the extent necessary to comply with the terms of agreements with Third Parties, or to the extent required by applicable Law, including securities laws.
     10.3 Publication. During the Collaboration Term, each Party shall submit to the GOC for review and approval all proposed academic, scientific and medical publications and public presentations relating to the Collaboration, Specified Compounds and/or Collaboration IP for review in connection with the preservation of rights to Patents and to determine whether Confidential Information should be modified or deleted. Written copies of such proposed publications and presentations shall be submitted to the GOC no later than sixty (60) days before submission for publication or presentation and shall be amended to remove or modify any Confidential Information and take account of any comments or objections the GOC may have, provided, that the GOC may object to such disclosure being made for an additional thirty (30) day period to allow any relevant patent application to be filed. Notwithstanding the foregoing, from and after such time as a Future Compound has been selected by Penwest for development pursuant to Section 2.3.3 (or, with respect to A0001, the Effective Date), Penwest shall control all oral and written scientific disclosures (e.g., publications, conferences or seminars) regarding such Specified Compound, provided, that Edison scientists will be named as co-authors on any key publications arising from work carried out under the Research Program or otherwise relating to a Specified Compound or Product, to the extent that such naming is appropriate under customary scientific publication standards.
ARTICLE 11
REPRESENTATIONS AND WARRANTIES OF EDISON
     11.1 As of the Effective Date, Edison represents and warrants to Penwest as follows:
          11.1.1 Organization.  It is a corporation validly existing and in good standing under the laws of the State of Delaware.
          11.1.2 Authority.  It has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  All corporate acts and other proceedings required to authorize such execution, delivery, and consummation have been duly and properly taken and obtained.
          11.1.3 Enforceability.  This Agreement has been duly executed and delivered by Edison and constitutes legal, valid, and binding obligations of Edison enforceable against Edison in accordance with its terms.
          11.1.4 Approvals and Consents.  No approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by Edison of this Agreement or the consummation by Edison of the transaction contemplated hereby (other than contemplated Regulatory Approvals for Product).
          11.1.5 No Conflicts.  None of the execution, delivery, or performance of this Agreement by Edison (a) conflicts with or results in a breach under the charter documents or any material contractual undertaking of Edison or its Affiliates, or (b) conflicts with or results in a violation of any of the laws of the jurisdiction of incorporation of Edison.  Edison has not, to the best of its knowledge, entered into, nor will Edison enter into, after the Effective Date, any written or oral agreement that is or would be inconsistent with its obligations under this Agreement or deprives or would deprive Penwest of the benefits of this Agreement.
          11.1.6 Non-Infringement.  To Edison’s knowledge (a) no Third Party is currently infringing or misappropriating any Edison IP, and (b) the manufacture, use, sale, offer for sale or importation of A0001 does not violate the intellectual property rights of any Third Party.
          11.1.7 Pending Claims. Edison is not aware of any pending or threatened claim or litigation (or received notice of a potential claim or litigation) which alleges any issued patents of a Third Party would be infringed by the development and commercialization of any Specified Compound hereunder.
          11.1.8 Title. Edison has good title to or valid leases or licenses for all its properties, rights, and assets necessary for the fulfillment of its obligations and responsibilities under this Agreement.
          11.1.9 Sufficient Rights. Edison owns or otherwise Controls its Patents necessary to conduct the Research Program and to grant the rights and licenses to Penwest hereunder, and fulfill its duties and obligations pursuant to this Agreement.
          11.1.10 No Prior Grant or Patents.  Edison has not (a) granted any licenses to Third Parties, or (b) knowingly filed any patent application, in either case inconsistent with the licenses granted or to be granted to Penwest hereunder, and it can fully comply with the terms and conditions of this Agreement.
     11.2 Disclaimer.  Except as provided in Section 11.1, Edison specifically disclaims any guarantee that the Collaboration will be successful, in whole or in part.  The failure of Edison to successfully identify any Early Success Candidates that are developed as Specified Compounds hereunder will not, of itself, constitute a breach of any representation or warranty or other obligation under this Agreement.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 11.1, EDISON MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY ESC, SPECIFIED COMPOUNDS, EDISON IP OR COLLABORATION IP, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF EDISON IP OR COLLABORATION IP, PATENTED OR UNPATENTED, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
ARTICLE 12
REPRESENTATIONS AND WARRANTIES OF PENWEST
     12.1 As of the Effective Date, Penwest represents and warrants to Edison as follows:
          12.1.1 Organization.  It is a corporation validly existing and in good standing under the laws of Washington.

          12.1.2 Authority.  It has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  All corporate acts and other proceedings required to authorize such execution, delivery, and consummation have been duly and properly taken and obtained.
          12.1.3 Enforceability.  This Agreement has been duly executed and delivered by Penwest and constitutes the legal, valid, and binding obligations of Penwest enforceable against Penwest in accordance with its terms.
          12.1.4 Approvals and Consents.  No approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by Penwest of this Agreement or the consummation by Penwest of the transaction contemplated hereby (other than contemplated Regulatory Approvals for Product).
          12.1.5 No Conflicts.  None of the execution, delivery, or performance of this Agreement by Penwest (a) conflicts with or results in a breach under the charter documents or any material contractual undertaking of Penwest or its Affiliates, or (b) conflicts with or results in a violation of any of the laws of the jurisdiction of incorporation of Penwest.  Penwest has not, to its knowledge, entered into, nor will Penwest enter into, after the Effective Date, any written or oral agreement that is or would be inconsistent with its obligations under this Agreement or deprives or would deprive Edison of the benefits of this Agreement.
          12.1.6 Title.  Penwest has good title to or valid leases or licenses for all its properties, rights, and assets necessary for the fulfillment of its obligations and responsibilities under this Agreement.
     12.2 Disclaimer.  Except as provided in Section 12.1, Penwest specifically disclaims any guarantee that the Collaboration will be successful, in whole or in part.  The failure of Penwest to successfully develop and/or commercialize Specified Compounds and/or Products will not, of itself, constitute a breach of any representation or warranty or other obligation under this Agreement.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 12.1, PENWEST MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PENWEST IP, COLLABORATION IP, SPECIFIED COMPOUNDS OR PRODUCTS, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PENWEST IP OR COLLABORATION IP, PATENTED OR UNPATENTED, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
ARTICLE 13
INDEMNIFICATION
     13.1 Indemnification by Edison.  Edison hereby agrees to indemnify and hold Penwest, its Affiliates and their respective officers, directors, shareholders, employees, agents, and representatives (collectively, the “Penwest Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees) in respect of claims against the Penwest Indemnitees by Third Parties (other than Penwest’s Sublicensees) arising out of, based upon or caused by: (a) any breach by Edison of any of its representations, warranties or obligations pursuant to this Agreement, (b) the gross negligence or willful misconduct of Edison, (c) the development (including all clinical development and evaluation of healthy volunteers and patients), manufacture, use, sale or other disposition by Edison, its Affiliates or Sublicensees of any Rejected Compound(s) or Terminated Compound(s), or any Edison Product(s), or (d) the development (including all clinical development and evaluation of healthy volunteers and patients), manufacture, use, sale or other disposition by Edison, its Affiliates or Sublicensees, or by a Foundation, of any Specified Compound(s), or any pharmaceutical product(s) containing such Specified Compound(s), in connection with a Foundation Opportunity; in each case, except to the extent arising from any negligent or intentional acts by any Penwest Indemnitee or the breach by Penwest of any representation, warranty or obligation under this Agreement, or any claims compromised or settled without its prior written consent.
     13.2 Indemnification by Penwest.  Penwest hereby agrees to indemnify and hold Edison, its Affiliates and their respective officers, directors, stockholders, employees, agents, and representatives and, if Penwest elects to commercialize the Foundation Opportunity Compound, the Foundation (collectively, the “Edison Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees) in respect of claims against the Edison Indemnitees by Third Parties arising out of, based upon or caused by: (a) any breach by Penwest of any of its representations, warranties or obligations pursuant to this Agreement, (b) the gross negligence or willful misconduct of Penwest, or (c) the development (including all clinical development and evaluation of healthy volunteers and patients), manufacture, use, sale or other disposition by Penwest, its Affiliates or Sublicensees with respect to any Specified Compound or Product in each case, except to the extent arising from any negligent or intentional acts by any Edison Indemnitee or the breach by Edison of any representation, warranty or obligation under this Agreement, or any claims compromised or settled without its prior written consent.
     13.3 Notices.  Each indemnified Party agrees to give the indemnifying Party prompt written notice of any action, claim, demand, discovery of fact, proceeding or suit for which such indemnified Party intends to assert a right to indemnification under this Agreement; provided however, that failure to give such notification shall not affect the indemnified Party’s entitlement to indemnification hereunder except to the extent that the indemnifying Party shall have been prejudiced as a result of such failure.  The indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement, provided, that such Party shall not enter into any settlement that would impose any liability or obligation on the indemnified Party without such indemnified Party’s prior written consent. The indemnified Party shall cooperate with the indemnifying Party and may, at its option and expense, be separately represented in any such action or proceeding.
ARTICLE 14
TERM; TERMINATION
     14.1 Term of Agreement.  The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in full force and effect, on a country-by-country and

Royalty-Bearing Product-by-Royalty-Bearing Product basis, until both Parties and their respective Affiliates and/or Sublicensees have no remaining royalty obligations in a country, unless terminated earlier as provided in Section 14.2 below.
     14.2 Termination. As used in this Section 14.2, any written notice from a Party to the other Party to terminate the Agreement or by Penwest to Edison to terminate any Specified Compound shall be considered a “Termination Notice”, and any Specified Compound terminated as a result of Penwest’s termination of the Agreement or any Specified Compound under Section 14.2.1 or as a result of Edison’s termination of the Agreement under Section 14.2.2 or 14.2.3 shall each be deemed a “Terminated Compound”, on a Specified Compound-by-Specified Compound basis.
          14.2.1 Termination by Penwest. Penwest shall have the right to terminate this Agreement for any reason upon one hundred and twenty (120) days prior written notice to Edison; provided, that Penwest shall pay Edison a termination fee equal to twenty-five percent (25%) of the amount of the Research Funding Amount remaining to be paid as of the effective date of such termination. Notwithstanding anything in this Agreement to the contrary, Penwest shall have the right to terminate the development and commercialization of a Specified Compound upon at least sixty (60) days’ prior written notice to Edison thereof, provided that Penwest has on-going development activities with respect to one or more other Specified Compounds under this Agreement, and such termination shall in no way be deemed a breach of Penwest’s obligations hereunder.
          14.2.2 Termination For Material Breach. If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) is in material breach of this Agreement (including any material breach of a representation or warranty made in this Agreement), then the Non-Breaching Party may deliver notice of such breach to the Breaching Party. In such notice the Non-Breaching Party shall identify the actions or conduct that such Party would consider to be an acceptable cure of such breach. If the Breaching Party fails to cure such breach within [**] days of notice thereof, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party. Notwithstanding the foregoing, Edison’s failure to meet the Minimum ESC Requirement shall not be considered a material breach of this Agreement for purposes of this Article 14, so long as Edison has used Commercially Reasonable Efforts to fulfill its responsibilities in the Development Plan as required under Section 2.1.
          14.2.3 Termination for Bankruptcy. Either Party may, subject to the provisions herein, terminate the Collaboration and this Agreement if, at any time, the other Party shall file in any court pursuant to any statute, a petition in bankruptcy or insolvency or for reorganization in bankruptcy or for an arrangement or for the appointment of a receiver or trustee of such Party or of its assets, or if such Party proposes a written agreement of composition or extension of its debts, or if such Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if such Party shall propose or be a party to any dissolution, or if such Party shall make an assignment for the benefit of creditors.
          14.2.4 Rights in Law or Equity.  Except as otherwise expressly provided herein, termination by either Party pursuant to this Section 14.2 shall not prejudice any other remedy that a Party might have in law or equity, except that neither Party may claim compensation for lost opportunity or like consequential damages arising out of the fact of such termination.
     14.3 General Effects of Termination.
          14.3.1 Accrued Obligations.  Upon termination or expiration of this Agreement, neither Party shall have any further obligation to the other Party under this Agreement except as specifically set forth in this Agreement or for any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination.
          14.3.2 Non-Exclusive Remedy. Notwithstanding anything herein to the contrary, termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or equity.
          14.3.3 General Survival.  The provisions of Sections 2.8, 2.9, 4.7, 4.8, 7.6, 9.1, 9.2, 14.3, 14.4 and 14.5, and Articles 5 through 8 (with respect to any payment obligations, solely to the extent that any amounts are due but unpaid as of the effective date of termination of this Agreement), 10, 13 and 15 shall survive the expiration or termination of this Agreement in accordance with its terms.
     14.4 Effects of Certain Terminations.
          14.4.1 Termination by Penwest for Convenience; Termination by Edison for Breach or Penwest Bankruptcy. If Penwest electively terminates this Agreement in its entirety or any Specified Compound pursuant to Section 14.2.1, or Edison terminates this Agreement pursuant to Section 14.2.2 or 14.2.3, then:
               (a) Ongoing Trials. If there are any ongoing clinical trials with respect to such Terminated Compound(s) (or corresponding Product(s)) being conducted by or on behalf of Penwest (or its Affiliate or Sublicensee) at the time of the Termination Notice, Penwest agrees to (i) promptly transition to Edison or its designee some or all of such clinical trials and the activities related to or supporting such trials, or (ii) terminate such clinical trials; in each case as requested by Edison. In such event, Edison shall be responsible for the costs of such transition.
               (b) Regulatory Filings. Penwest shall promptly assign and transfer to Edison, and shall require each of its Sublicensees to transfer to Edison, all Regulatory Filings for Terminated Compound(s) (or corresponding Product(s)) that are held or controlled by or under authority of Penwest or its Affiliates or Sublicensees, and shall take such actions and execute such other instruments, assignments and documents as may be reasonably necessary to effect the transfer of rights under the Regulatory Filings to Edison. If applicable Law prevents or delays the transfer of ownership of a Regulatory Filing to Edison, Penwest shall grant, and does hereby grant, to Edison an irrevocable right of access and reference to such Regulatory Filing for Products, and shall reasonably cooperate to make the benefits of such Regulatory Filings available to Edison and/or its designee(s). Within sixty (60) days after the Termination Notice, Penwest shall provide to Edison copies of all such Regulatory Filings, and of all preclinical and clinical data (including investigator reports, both preliminary and final, statistical analyses, expert opinions and reports, safety and other electronic databases) and other Know-How pertaining to such Terminated Compound(s) (or corresponding Product(s)), or the manufacture thereof, at Edison’s cost. Edison shall be free to use and disclose such Regulatory Filings and other items in connection with the exercise of its rights and licenses under this Section 14.4.1(b).
               (c) Technology Licenses. Upon each and any Termination Notice by Penwest under Section 14.2.1 or by Edison under Section 14.2.2 or 14.2.3, all rights to Terminated Compound(s) granted by Edison to Penwest hereunder shall revert to Edison, and Edison shall have the right, by providing written notice to Penwest within thirty (30) days of the Termination Notice, to obtain rights under Penwest IP and Penwest’s interest in Collaboration IP to develop and commercialize the Terminated Compound(s) covered by the Termination Notice, each such intellectual property (i) in the form in existence as of the date of the Termination Notice, and (ii) solely to the extent directed to such Terminated Compound(s), subject to Edison’s payment to Penwest of a [**] percent ([**]%) royalty on the Net Sales of Royalty-Bearing Products in accordance with Section 7.2. In addition, Penwest hereby grants Edison, effective upon the effective date of termination under the Termination Notice, a non-exclusive, worldwide, irrevocable, fully paid-up license, with the right to sublicense, under any Required Third Party Patents (as defined in Section 1.51) Controlled by Penwest or its Affiliates covering such Terminated Compound(s) (or corresponding Product(s)) and without a license to which Edison’s exercise of its licenses under this Section 14.4.1(c) would infringe such Required Third Party Patents; provided, however if any such Required Third Party Patent Controlled by Penwest is subject to payment obligations to a Third Party, Penwest shall promptly disclose such obligations to Edison in writing and such Patents shall be deemed to be Controlled by Penwest only if Edison agrees in writing to reimburse all amounts owed to such Third Party as a result of Edison’s exercise of such license.
               (d) Trademarks. Penwest hereby assigns and shall cause to be assigned to Edison all worldwide rights in and to any trademarks specific to one or more Terminated Compound(s) (or corresponding Product(s)) that Penwest used with the Terminated Compound(s) (or corresponding Product(s)). It is understood that such assignment shall not include the Penwest name or trademark for the Penwest company itself.
               (e) Sublicensees. Penwest’s sublicenses of Terminated Compound(s) (or corresponding Product(s)) shall, at the request of Edison, be assigned to Edison to the extent possible. In the event Edison does not request assignment of such sublicenses, then the rights of the applicable Sublicensees with respect to such Terminated Compound(s) (or corresponding Product(s)) shall terminate upon termination of Penwest’s rights with respect to such Terminated Compound(s) (or corresponding Product(s)).
               (f) Governance. Any activities undertaken by Edison or a Third Party designee with respect to the Terminated Compound(s) (or corresponding Product(s)) during the Agreement Wind-Down Period shall not be subject to the authority of the GOC or any of the provisions of Articles 2 or 3 above.
               (g) Transition Assistance. Penwest agrees to reasonably cooperate with Edison and its designee(s), at Edison’s cost, to facilitate a smooth, orderly and prompt transition of the development and commercialization of Terminated Compound(s) (or corresponding Product(s)) to Edison and/or its designee(s) for a period requested by Edison not to exceed [**]

following the effective date of such termination of this Agreement (“Agreement Wind-Down Period”). Without limiting the foregoing, Penwest shall promptly provide Edison copies of customer lists, customer data and other customer information relating to such Terminated Compound(s) (or corresponding Product(s)), which Edison shall have the right to use and disclose for any purpose during this Agreement Wind-Down Period and thereafter. Upon request by Edison, Penwest shall transfer to Edison some or all quantities of Terminated Compound(s) (or corresponding Product(s)) in its or its Affiliates’ possession (as requested by Edison), within thirty (30) days after the end of this Agreement Wind-Down Period; provided, however, that Edison shall reimburse Penwest for the out-of-pocket costs that Penwest actually incurred to manufacture or otherwise acquire the quantities so provided to Edison. If any Terminated Compound (or corresponding Product) was manufactured by any Third Party for Penwest, or Penwest had contracts with vendors which contracts are necessary or useful for Edison to take over responsibility for the Terminated Compound(s) (or corresponding Product(s)) in the Territory, then Penwest shall to the extent possible and requested in writing by Edison, assign all of the relevant Third Party contracts to Edison, and in any case, Penwest agrees to cooperate with Edison to ensure uninterrupted supply of such Terminated Compound(s) (or corresponding Product(s)). If Penwest or its Affiliate manufactured any Terminated Compound (or corresponding Product) at the time of termination, then Penwest (or its Affiliate) shall continue to provide for manufacturing of such Terminated Compound (or corresponding Product) for Edison, at [**] therefor, from the date of notice of such termination until such time as Edison is able, using Commercially Reasonable Efforts to do so but no longer than the expiration of the Agreement Wind-Down Period, to secure a reasonably acceptable alternative commercial manufacturing source from which sufficient quantities of such Terminated Compound (or corresponding Product) may be procured and legally sold in the Territory.
               (h) Return of Materials. Within fifteen (15) days after the end of the Agreement Wind-Down Period, Penwest shall destroy all tangible items comprising, bearing or containing any Confidential Information of Edison that are in Penwest’s or its Affiliates’ possession or control, and provide written certification of such destruction, or prepare such tangible items of Confidential Information for shipment to Edison, as Edison may direct, at Edison’s expense; provided that Penwest may retain one copy of such Confidential Information for its legal archives.
          14.4.2 Termination by Penwest for Breach or Edison Bankruptcy. If Penwest terminates this Agreement pursuant to Section 14.2.2 or 14.2.3, then:
               (a) Termination of License Grant to Edison. The licenses granted to Edison pursuant to Section 4.3 shall terminate;
               (b) Foundation Opportunity. Section 4.6 shall survive termination; provided, however, that in the event that the uncured material breach resulting in termination of this Agreement by Penwest under Section 14.2.2 relates to Edison’s exercise of its rights or performance of its obligations with respect to such Foundation Opportunity, Edison shall, at Penwest’s request and at Edison’s cost, transition its development activities to Penwest with respect to such Foundation Opportunity, to the extent practicable;

               (c) Retention of License Grant to Penwest. Penwest shall retain the licenses granted to it pursuant to Section 4.1, subject to Penwest’s payment obligations in accordance with Section 7.1;
               (d) Confidential Information. Penwest shall be entitled to retain the Confidential Information of Edison solely for purposes of exercising its surviving rights and licenses under this Agreement; and
               (e) No Other Rights. All other rights and obligations of the Parties shall terminate.
     14.5 Termination Press Releases. In the event of termination of this Agreement for any reason, the Parties shall cooperate in good faith to coordinate public disclosure of such termination and the reasons therefor, and shall not, except to the extent required by applicable Law, disclose such information without the prior approval of the other Party, such approval not to be unreasonably withheld, conditioned or delayed. To the extent possible under the situation, the terminating Party shall provide the non-terminating Party with a draft of any such public disclosure it intends to issue five (5) business days in advance and with the opportunity to review and comment on such statement, it being understood that if the non-terminating Party does not notify the terminating Party in writing within such five (5) business day period (or such shorter period if required by applicable Law, in each case as notified to the non-terminating Party in writing) of any reasonable objections, such disclosure shall be deemed approved, and in any event the Parties shall work diligently and reasonably to agree on the text of any such proposed disclosure in an expeditious manner. The principles to be observed in such disclosures shall be accuracy, compliance with applicable Law and regulatory guidance documents, reasonable sensitivity to potential negative reactions to such news and the need to keep investors and others informed regarding the Parties’ business and other activities. Accordingly in such situation, the non-terminating Party shall not withhold, condition or delay its approval of a proposed disclosure that complies with such principles.
ARTICLE 15
MISCELLANEOUS
     15.1 Notices.  Any notice or other communication required or permitted to be given by either Party under this Agreement shall be in written form and effective when delivered, if delivered by hand or by electronic facsimile (receipt confirmed) or five (5) days after mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, and shall be addressed to each Party at the following addresses or such other address an may be designated by notice pursuant to this Section 15.1:

If to Edison:	If to Penwest:

5941 Optical Court, Suite 228	39 Old Ridgebury Road, Suite 11
San Jose, CA 95138	Dansbury, CT 06810-5120

Attn:	Attn: Chief Executive Officer

Fax:	Fax: (203) 794-1393

With a copy to:	With a copy to:

Wilson Sonsini Goodrich & Rosati	Wilmer Cutler Pickering Hale and Dorr LLP
650 Page Mill Road	60 State Street
Palo Alto, CA 94304	Boston, MA 02109

Attn: Ian Edvalson, Esq.	Attn: Steven D. Singer, Esq.

Fax: (650) 493-6811	Fax: (617) 526-5000

     15.2 Amendments.  No amendment, modification or addition hereto shall be effective or binding on either Party unless set forth in writing and executed by duly authorized representatives of both Parties.
     15.3 Waiver.  No waiver of any rights under this Agreement shall be deemed effective unless contained in writing signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed a waiver of any future breach or failure to perform or any other right arising under this Agreement.
     15.4 Headings.  The section headings contained in this Agreement are included for convenience only and form no part of the agreement between the Parties.
     15.5 Applicable Law.  This Agreement shall be governed by, subject to and construed in accordance with the laws of the State of Delaware.
     15.6 Severability.  If any provision of this Agreement is held to be invalid, void or unenforceable for any reason, it shall be adjusted, if possible, rather than voided in order to achieve the intent of the Parties to the maximal extent possible.  In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.
     15.7 Assignment; Binding Effect.  Neither this Agreement, nor any obligations or rights hereunder, shall be assignable by any Party hereto without the prior written consent of the other Party; provided however, that either Party may assign this Agreement, without the prior written consent of the other Party but with written notice, (a) to an Affiliate, provided that upon the request of the other Party such assigning Party shall remain primarily responsible for the actions and inactions of such Affiliate and any liability with respect thereto, or (b) in connection with sale or other disposition of all or substantially all of the assets or business of such Party to which this Agreement relates, whether by merger, sale of stock, operation of law or otherwise; and provided that in either such case, such assignee agrees in writing to be bound by the terms and conditions of this Agreement; and provided, further, that Edison shall notify Penwest in writing of any proposed Change in Control Event which is reasonably expected to occur during the Research Funding Period or within [**] thereafter, reasonably in advance of the consummation of such Change in Control Event to allow Penwest the opportunity to negotiate terms pursuant to which Penwest may enter into a similar transaction with Edison for [**], which terms the Parties shall undertake to negotiate in good faith.  Notwithstanding the foregoing, Edison shall not be required to provide Penwest the first such right to negotiate such terms, and neither Party shall have any liability in the event the Parties do not enter into the foregoing transaction. Any purported assignment in contravention of this Section 15.7 shall, at the option of the non-assigning Party, be null and void and of no effect.
     15.8 Further Assurances.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
     15.9 Force Majeure.  Except for either Party’s obligation to make payments to the other Party hereunder, neither Party shall be liable for any failure or delay in performance under this Agreement to the extent such failure or delay arises from Force Majeure.  A “Force Majeure” is fire, explosion, earthquake, storm, flood, strike, labor difficulties, war, insurrection, riot, act of God or the public enemy, or any law, act, order, export or import control regulations, proclamation, decree, regulation, ordinance, or instructions of local, state, federal or foreign governmental or other public authorities, or judgment or decree of a court of competent jurisdiction (but excluding a court injunction against a Party’s performance).  In the event of the occurrence of such an event, the Party so affected shall give prompt written notice to the other Party, stating the period of time the occurrence is expected to continue and shall use diligent efforts to end the failure or delay and ensure that the effects of such Force Majeure are minimized.
     15.10 Independent Contractors.  Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership, or similar relationship between Penwest and Edison.  The relationship between the Parties established by this Agreement is that of independent contractors.
     15.11 Publicity.  Promptly after the Effective Date, Edison and Penwest shall issue a joint press release regarding this Agreement, in a form agreed to by the Parties prior to the Effective Date.  No other public announcement concerning the existence or the terms of this Agreement, or which references the other Party’s name, shall be made, either directly or indirectly, by Edison or Penwest, except for subsequent disclosure of information which is substantially similar to information that has previously been disclosed, or as may otherwise be legally required to be disclosed by applicable laws, regulations, or judicial order, without first obtaining the approval of the other Party and agreement upon the nature, text, and timing of such announcement, which approval and agreement shall not be unreasonably withheld.  The Party desiring to make any such public announcement shall provide the other Party with a written copy of the proposed announcement in sufficient time prior to public release (to the extent practicable or legally permissible) to allow such other Party to comment upon such announcement, prior to public release.  Edison and Penwest shall cooperate to issue press releases in a timely manner announcing the achievement of significant events related to or arising from the Collaboration.  Such events include, by way of example, the achievement of milestone events and the payment of milestone payments, IND or NDA filings, and the commencement of specific clinical trials.

     15.12 Registration and Filing of the Agreement.  To the extent, if any, that a Party concludes in good faith that it is required to file or register this Agreement, a summary of the terms of this Agreement, or a notification thereof with any governmental authority, including the U.S. Securities and Exchange Commission and the Competition Directorate of the Commission of the European Communities, in accordance with applicable Laws, such Party may do so, and the other Party shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith at the, expense of the requesting Party.  The Parties shall promptly inform each other as to the activities or inquiries of any such governmental authority relating to this Agreement, and shall cooperate, to respond to any request for further information therefrom at the expense of the requesting Party.
     15.13 Entire Agreement.  This Agreement (including all schedules and exhibits hereto) contains the entire agreement between the Parties with respect to the subject matter hereof.  Any prior agreement, arrangement or undertaking, whether oral or in writing is hereby superseded, provided, that the Parties acknowledge the simultaneous execution and delivery of the Promissory Note, which shall not be superseded by this Agreement.
     15.14 Beneficiaries.  No person, other than Penwest or Edison and their permitted assignees hereunder, shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.
     15.15 Compliance with Laws.  In exercising their rights under this Agreement, the Parties shall comply with the requirements of any and all applicable Laws related to the exercise of rights under this Agreement.
     15.16 Limitation of Liability. EXCEPT WITH RESPECT TO A BREACH OF SECTION 10 OR A PARTY’S LIABILITY PURSUANT TO SECTION 13, NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES, ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS.
     15.17 Dispute Resolution.
          15.17.1 Resolution. The Parties agree to use good faith efforts, either at the GOC, MSC or Executive Officer levels, to resolve any and all disputes which may arise between them.
          15.17.2 Binding Arbitration. Except as set forth in Sections 3.1.5 and 3.2.5, the Parties agree that any such dispute that arises in connection with this Agreement and which cannot be resolved by the Parties at the GOC, MSC or Executive Officer levels shall be resolved by binding arbitration as set forth in this Section 15.17.2, conducted by one (1) arbitrator in accordance with the rules of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) and

administered by the JAMS office in the location of arbitration set forth in Section 15.17.2(c)(v) below.
               (a) Written Notice.  If a Party elects to begin an arbitration to resolve a dispute, such Party shall provide written notice to JAMS and the other Party informing the other Party of such election, the issues to be resolved, and the basis for each of its claims.  Within twenty (20) business days after its receipt of such notice, the other Party may, by written notice to JAMS and the Party initiating arbitration, add additional issues to be resolved and the basis for each of its claims. Within fifteen (15) business days after receiving such counter-designation of issues, the Party which initiated the arbitration shall respond in writing to the additional issues.
               (b) Selection of Arbitrators.  Within twenty (20) business days following the receipt of the notice of arbitration, the Parties shall agree on the arbitrator, or if the Parties are unable to agree, the arbitrator shall be selected as provided in the JAMS rules of arbitration.  The arbitrator shall not be an employee, director, shareholder or counsel of either Party or of an Affiliate and shall be selected in accordance with JAMS rules.  Where applicable, the arbitrator shall be an independent expert in pharmaceutical product development (including clinical development and regulatory affairs) in the U.S. and Europe.
               (c) Hearings.  The arbitrator shall conduct one or more hearings to allow the Parties to present their positions regarding the dispute.
                    (i) Discovery.  The arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time that the Parties must expend for discovery; provided the arbitrator shall permit such discovery as he or she deems necessary to permit an equitable resolution of the dispute.  Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof.  The arbitrator shall have sole discretion with regard to the admissibility of any evidence.
                    (ii) Proposed Ruling.  At least ten (10) business days prior to a hearing, each Party must submit to the arbitrator and serve on the other Party a proposed ruling with reasons therefore on each issue to be resolved.  Such writings shall be limited to not more than fifty (50) pages per Party.
                    (iii) Time; Testimony.  Each Party shall be entitled to no more than five (5) days (at eight (8) hours per day) of hearing to present testimony or documentary evidence.  Such time limitation shall include any direct, cross or rebuttal testimony, but such time limitation shall only be charged against the Party conducting such direct, cross or rebuttal testimony.  It shall be the responsibility of the arbitrator to determine whether the Parties have had the five (5) days to which each is entitled.
                    (iv) Representation by an Attorney.  Each Party shall have the right to be represented by counsel.
                    (v) Location.  The arbitration shall take place in Chicago, Illinois.

               (d) Costs.  The costs of the arbitration, including administrative and arbitrator fees, shall be shared equally by the Parties.  Each Party shall bear its own costs and attorney and witness fees.
               (e) Written Decision.  The arbitrator shall render a written decision with his or her resolution of the dispute.  Subject to applicable Law, the decision of the arbitrator shall be final and not subject to appeal and binding on the Parties.
               (f) Remedy.  A disputed performance or suspended performance pending the resolution of the arbitration must be completed within thirty (30) days following the final decision of the arbitrator or such other reasonable period as the arbitrator determines in a written opinion.
               (g) Final Decision.  Any arbitration subject to this Section 15.17 shall be completed within six (6) months from the filing of notice of a request for such arbitration.
[Remainder of This Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the Parties have caused this Collaboration and License Agreement to be executed by their duly authorized representatives as of the Effective Date.

PENWEST PHARMACEUTICALS CO.		EDISON PHARMACEUTICALS, INC.

By:	/s/ Jennifer L. Good	By:	/s/ Guy Miller

Name:	Jennifer L. Good	Name:	Guy Miller

Title:	President & CEO	Title:	CEO

Schedule 1.1
Description of EPI-A0001
[**]
 [**]
Page 1 of 1,

Schedule 1.2
Criteria for Determining Activity

Studies	Test	Advancement Criteria	Action upon no-pass	API Quantity	Cost (Vendor)	Resp. (Consult)
Lead Selection : Edison to conduct with input from PW (PW* indicate that PW will conduct Physico-chemical/formulation)
1	[**]	[**]	[**]	[**]	[**]	[**]
2	[**]	[**]	[**]	[**]	[**]	[**]
3	[**]	[**]	[**]	[**]	[**]	[**]
4	[**]	[**]	[**]	[**]	[**]	[**]
5	[**]	[**]	[**]	[**]	[**]	[**]
6	[**]	[**]	[**]		[**]	[**]
7	[**]	[**]	[**]	[**]	[**]	[**]
8	[**]	[**]	[**]	[**]	[**]	[**]
9	[**]	[**]	[**]	[**]	[**]	[**]
10	[**]	[**]	[**]			[**]
Page 1 of 1, Schedule 1.2

Schedule 2.1A
Initial Development Plan
EPI A0001 PROGRAM : OVERVIEW OF SCOPE, OBJECTIVES AND BUDGET
OVERALL SCOPE : Develop a safe, effective, and scalable EPI-A0001 drug product for the treatment of respiratory chain disease(s)
A.	DEVELOPMENT GOAL:

Demonstrate safety and establish proof-of-concept of EPI-A0001 in patient population by conducting clinical studies in healthy volunteers and patients

[**]
EPI-A0001 Development Timelines and Milestones are presented in TABLE 1.

Page 1 of 5, Schedule 2.1A

B. MAJOR ACTIVITIES & MILESTONES1
[**]

[**]

Page 2 of 5, Schedule 2.1A

TABLE 1 : EPI-A0001 Development Timelines and Milestones
     [**]

Page 3 of 5, Schedule 2.1A

Schedule 1.18
Certain Edison Patents
[**]

Page 1 of 1, Schedule 1.18

Schedule 2.1B
Archetypal Plan
EDISON NCE PROGRAM :
OVERVIEW OF SCOPE, OBJECTIVES, AND BUDGET
OVERALL SCOPE : Select a safe, active, and scalable NCE for the treatment of respiratory chain disease(s)
A.	DEVELOPMENT GOAL: Select a new NCE back-up compound for EPI-A0001.

[**]

Selection and Development Timelines are presented in the attached TABLE 1-NCE:

Page 1 of 4, Schedule 2.1B

ARTICLE 16B. MAJOR ACTIVITIES & MILESTONES
[**]

Page 2 of 4, Schedule 2.1B

TABLE 1-NCE: EDISON ESC Selection and Development Timelines
[**]

Page 3 of 4, Schedule 2.1B

Schedule 3.1.3
GOC Members
Penwest:
[**]

Edison:
[**]

Page 1 of 1, Schedule 3.1.3

Schedule 3.2.3
MSC Members
Penwest:
[**]

Edison:
[**]

Page 1 of 1, Schedule 3.2.3